EXHIBIT 2.1
                                                                     -----------

                                                                  EXECUTION COPY



                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              M & F WORLDWIDE CORP.

                                       AND

                          HONEYWELL INTERNATIONAL INC.






                                OCTOBER 31, 2005



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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I PURCHASE AND SALE OF SHARES..........................................1

   1.1      Purchase and Sale of Shares........................................1
   1.2      Purchase Price.....................................................1

ARTICLE II CLOSING; CLOSING DELIVERIES.........................................1

   2.1      Closing Date.......................................................1
   2.2      Closing Deliveries.................................................2
   2.3      Working Capital Adjustment.........................................2

ARTICLE III REPRESENTATIONS AND WARRANTIES OF HONEYWELL........................4

   3.1      Corporate Status...................................................4
   3.2      Authority..........................................................5
   3.3      No Conflict; Government Authorizations.............................5
   3.4      Capitalization.....................................................6
   3.5      Financial Statements...............................................7
   3.6      Absence of Certain Changes; Undisclosed Liabilities................7
   3.7      Taxes.............................................................10
   3.8      Intellectual Property.............................................12
   3.9      Legal Proceedings.................................................15
   3.10     Compliance With Laws; Permits.....................................15
   3.11     Environmental Matters.............................................16
   3.12     Employee Matters and Benefit Plans................................17
   3.13     Material Contracts................................................20
   3.14     Material Customers and Suppliers..................................22
   3.15     Properties........................................................22
   3.16     Sufficiency of Assets.............................................24
   3.17     Labor and Employment..............................................24
   3.18     Insurance.........................................................25
   3.19     Finder's Fee......................................................25
   3.20     Transactions With Affiliates......................................25
   3.21     No Reliance.......................................................26
   3.22     Disclaimer of Other Representations and Warranties................27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER........................27


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   4.1      Corporate Status..................................................27
   4.2      Authority.........................................................27
   4.3      No Conflict; Required Filings.....................................27
   4.4      Legal Proceedings.................................................28
   4.5      Sufficient Funds..................................................28
   4.6      No Reliance.......................................................28
   4.7      Investment Intent.................................................29
   4.8      Finder's Fee......................................................30
   4.9      Disclaimer of Other Representations and Warranties................30

ARTICLE V COVENANTS...........................................................30

   5.1      Interim Operations of the Company.................................30
   5.2      Filings With Governmental Authorities.............................32
   5.3      Consents..........................................................33
   5.4      Confidentiality; Access to Information............................34
   5.5      Publicity.........................................................34
   5.6      Books and Records.................................................35
   5.7      Further Action....................................................35
   5.8      Expenses..........................................................35
   5.9      Notification of Certain Matters...................................36
   5.10     Employees and Employee Benefit Plans..............................36
   5.11     Indebtedness; Intercompany Accounts...............................37
   5.12     Insurance Matters.................................................40
   5.13     Non-solicitation of Employees.....................................42
   5.14     Non-competition...................................................42
   5.15     Sps Confidential Information......................................43
   5.16     Other Transactions................................................44
   5.17     Financing.........................................................44
   5.18     Closing Cash Balance..............................................47
   5.19     Transition Services...............................................48
   5.20     Future Transaction................................................48

ARTICLE VI CLOSING CONDITIONS.................................................49

   6.1      Conditions to Obligations of Honeywell and Purchaser..............49

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   6.2      Additional Conditions to Obligations of Purchaser.................49
   6.3      Additional Conditions to Obligations of Honeywell.................51

ARTICLE VII CERTAIN TAX MATTERS...............................................51

   7.1      Tax Returns.......................................................51
   7.2      Cooperation On Tax Matters; Tax Audits and Contests...............53
   7.3      Tax Sharing Agreements............................................54
   7.4      Tax Indemnifications..............................................54
   7.5      Tax Indemnification Procedures....................................56
   7.6      Certain Taxes.....................................................56
   7.7      Tax Refunds.......................................................57

ARTICLE VIII TERMINATION......................................................57

   8.1      Termination.......................................................57
   8.2      Effect of Termination and Abandonment.............................58

ARTICLE IX NO SURVIVAL; INDEMNIFICATION.......................................58

   9.1      Survival of Representations, Warranties and Agreements............58
   9.2      Indemnification...................................................59
   9.3      Indemnification Procedures........................................59
   9.4      Indemnification Limitations.......................................61

ARTICLE X MISCELLANEOUS.......................................................64

   10.1     Notices...........................................................64
   10.2     Certain Definitions; Interpretation...............................65
   10.3     Severability......................................................71
   10.4     Entire Agreement; No Third-party Beneficiaries....................71
   10.5     Amendment; Waiver.................................................72
   10.6     Binding Effect; Assignment........................................72
   10.7     Disclosure Schedule...............................................72
   10.8     Governing Law.....................................................72
   10.9     Dispute Resolution; Mediation; Jurisdiction.......................72
   10.10    Certain Transactions..............................................74
   10.11    Certain Actions...................................................74
   10.12    Construction......................................................78
   10.13    Counterparts......................................................78


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                             INDEX OF DEFINED TERMS

TERM                                                                        PAGE
----                                                                        ----

Affected Employees............................................................36
Affiliate.....................................................................65
Affiliate Transactions........................................................26
Affiliated Group..............................................................65
Agreement...............................................................Preamble
Closing........................................................................1
Closing Date...................................................................2
COBRA.........................................................................18
Code..........................................................................65
Company.................................................................Recitals
Competing Business............................................................42
Confidentiality Agreement.....................................................34
Contest.......................................................................53
Continuing Noncompliance......................................................63
Contract......................................................................65
control.......................................................................65
Customer Information..........................................................15
D&O Policies..................................................................41
Debt Commitment Letter........................................................28
Debt Financing................................................................44
Debt Financing Historical Financial Information...............................45
Debt Financing Pro Forma Information..........................................46
Deductible Amount.............................................................61
Direct Contract...............................................................65
Disclosure Schedule............................................................4
Dispute.......................................................................72
DOJ...........................................................................65
DOL...........................................................................17
Effective Time.................................................................2
Eligible Bank.................................................................75
Encumbrances..................................................................24
Environmental Claims..........................................................16
Environmental Laws............................................................17
ERISA.........................................................................65
ERISA Affiliate...............................................................66
ERISA Affiliate Liability.....................................................66
Exchange Act...................................................................5
Excluded Liabilities..........................................................59
Excluded Representations......................................................61
Final Net Working Capital......................................................2
Financial Statements...........................................................7


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FTC...........................................................................66
GAAP...........................................................................7
Governmental Authority........................................................66
Governmental Order............................................................66
HIPAA.........................................................................19
Honeywell...............................................................Preamble
HSR Act........................................................................5
Improvements..................................................................23
Indebtedness..................................................................66
Indemnified Party.............................................................59
Indemnifying Party............................................................59
Independent Accounting Firm...................................................67
Intellectual Property.........................................................14
Interim Financial Statements...................................................7
IP Licenses...................................................................14
IRS...........................................................................11
Key Customers.................................................................22
Key Suppliers.................................................................22
knowledge.....................................................................67
L/C Termination Date..........................................................76
Labor Laws....................................................................24
Law...........................................................................67
Leased Real Property..........................................................23
Letter of Credit..............................................................75
Liability.....................................................................67
Losses........................................................................67
Made Available................................................................67
MAFCO Letter..................................................................28
Management....................................................................63
Material Contract.............................................................21
Materials of Environmental Concern............................................17
Mediation Request.............................................................73
Net Consideration.............................................................48
Net Working Capital...........................................................68
Novar Group...................................................................45
Novar Guarantees..............................................................39
Novar USA...............................................................Recitals
Occurrence Policies...........................................................41
Off-the-Shelf Software........................................................68
Other Guarantees..............................................................39
Other New Guarantees..........................................................75
Outside Date..................................................................57
Owned Real Property...........................................................22
Partner Contract..............................................................68
Permit........................................................................68
Permitted Encumbrances........................................................68


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Permitted Holding Company Liabilities.........................................10
Person........................................................................69
Plans.........................................................................17
Preliminary Net Working Capital................................................2
Preliminary Working Capital Statement..........................................2
Prime Rate.....................................................................4
Privacy Policy................................................................14
Procedure.....................................................................73
Property......................................................................23
Purchase Price.................................................................1
Purchased Entities............................................................11
Purchaser...............................................................Preamble
Purchaser Indemnified Parties.................................................59
Purchaser Material Adverse Effect.............................................69
Real Property Leases..........................................................23
Recent Financial Statements...................................................45
Reference Date................................................................69
Restructuring Transactions....................................................74
Run-Off Coverage..............................................................41
SEC...........................................................................10
Selected Financial Information................................................47
Self-Help Mechanism...........................................................69
Seller..................................................................Preamble
Seller Indemnified Parties....................................................59
Shares..................................................................Recitals
Space Leases..................................................................23
Specified Accounting Policies.................................................69
SPI Group......................................................................7
SPS Balance Sheet..............................................................7
SPS Business..................................................................69
SPS Confidential Information..................................................43
SPS Divestiture...............................................................48
SPS Material Adverse Effect...................................................70
Straddle Periods..............................................................52
Subsidiary....................................................................70
Survival Period...............................................................58
Tangible Property.............................................................23
Tax Benefit...................................................................61
Tax Loss......................................................................54
Tax Losses....................................................................54
Tax Return....................................................................70
Tax Sharing Agreements........................................................11
Taxes.........................................................................70
Taxing Authority..............................................................71
Terminable Guarantees.........................................................39
Third-Party Claim.............................................................59


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Unauthorized Code.............................................................71
Voluntary Environmental Investigation.........................................63
WARN Act......................................................................19
Year-End Financial Statements..................................................7

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made this 31st day of October, 2005, by and between M & F Worldwide Corp., a Delaware corporation ("PURCHASER"), and Honeywell International Inc., a Delaware corporation ("HONEYWELL" or the "SELLER").

         WHEREAS, Honeywell owns all of the issued and outstanding shares of capital stock (the "SHARES") of Novar USA Inc., a Delaware corporation ("NOVAR USA" or the "COMPANY");

         WHEREAS, Novar USA, together with its divisions and Subsidiaries, own or hold the assets, rights, obligations and liabilities comprising the SPS Business; and

         WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Purchaser desires to acquire from the Seller the Shares, and the Seller desires to sell to Purchaser the Shares.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF SHARES

         1.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Honeywell shall sell, assign, transfer, convey and deliver to Purchaser the Shares free and clear of all Encumbrances, and Purchaser shall deliver to Honeywell the Purchase Price.

         1.2 PURCHASE PRICE. The aggregate purchase price (the "PURCHASE PRICE") to be paid for the Shares acquired by Purchaser pursuant to this Agreement shall be Eight Hundred Million Dollars ($800,000,000) in cash, subject to adjustment pursuant to Section 2.3. At the Closing, Purchaser shall deliver the Purchase Price to Honeywell by wire transfer of immediately available funds pursuant to the wire transfer instructions that will be provided by Honeywell not later than three (3) days prior to the Closing Date.

                                   ARTICLE II
                           CLOSING; CLOSING DELIVERIES

         2.1 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at 10:00 a.m., local time, at the New York offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, five (5) business days following satisfaction or waiver of all conditions to Closing set forth in Article VI (other than those conditions that by their nature have to be satisfied at Closing (but subject to the satisfaction or waiver of those conditions)), or at such other place and time as the parties may agree; PROVIDED, HOWEVER, that notwithstanding the foregoing, the Closing, at Purchaser's election, shall


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not occur prior to a date that is sixty (60) days from the date that the Recent
Financial Statements are delivered to Purchaser. The date on which the Closing will occur is referred to herein as the "CLOSING DATE." Assuming that the Closing occurs in accordance with the preceding sentence, the transfer of the Shares pursuant to Section 1.1 shall be deemed to have become effective at 12:01 a.m., in each relevant time zone where assets of the Company are located on the Closing Date (the "EFFECTIVE TIME").

         2.2 CLOSING DELIVERIES. At the Closing, (a) Purchaser shall deliver to Honeywell (i) evidence of the wire transfers referred to in Section
1.2 and (ii) the certificate required to be delivered pursuant to Section 6.3(c) and (b) Honeywell shall deliver to Purchaser (i) stock certificates for the Shares, which certificates shall be duly endorsed to Purchaser or accompanied by duly executed stock powers, (ii) written resignations, in form and substance reasonably satisfactory to Purchaser, of those officers and directors of the Company and its Subsidiaries that are employees of Honeywell or any of its Subsidiaries (other than the Company and the Subsidiaries of the Company) and such other directors identified by Purchaser not later than three (3) days prior to Closing, and (iii) the certificate required to be delivered pursuant to
Section 6.2(c).

         2.3      WORKING CAPITAL ADJUSTMENT.

                  (a) Within 90 days following the Closing Date, Purchaser and the Company shall prepare and deliver to Honeywell (i) a statement (the "PRELIMINARY WORKING CAPITAL STATEMENT") setting forth a calculation of the Net Working Capital (the "PRELIMINARY NET WORKING CAPITAL") and (ii) a calculation of the amount Purchaser asserts is due and owing in accordance with Section 2.3(e). The "FINAL NET WORKING CAPITAL" shall be the Preliminary Net Working Capital shown on the Preliminary Working Capital Statement, as modified pursuant to this Section 2.3.

                  (b) Unless Honeywell notifies Purchaser in writing that Honeywell disagrees with any items included in the Preliminary Working Capital Statement (such notice to include Honeywell's objections and reasonably detailed proposed revisions to said documents and in reasonable detail the basis therefor along with any relevant supporting data), within thirty (30) days after receipt thereof, the Preliminary Working Capital Statement shall be conclusive and binding on the parties and shall be the Final Net Working Capital, it being understood that Honeywell shall not thereafter be entitled to alter the scope or amount of any such disputed items (it being understood that this sentence shall not preclude any later agreement of Honeywell and Purchaser with respect to any item relating to the Preliminary Working Capital Statement or the Final Net Working Capital). Any items which are not disputed in writing by Honeywell pursuant to the preceding sentence shall be deemed agreed in all respects by Honeywell and shall be conclusive and binding upon the parties. If Honeywell so notifies Purchaser in writing within such thirty (30) day period, then Honeywell and Purchaser shall attempt to resolve their differences with respect thereto within fifteen (15) days after Purchaser's receipt of Honeywell's written notice of disagreement. If Honeywell and Purchaser resolve their differences with respect to the Preliminary Working Capital Statement within such fifteen (15) day period, then the Preliminary Working Capital Statement, with such modifications necessary to reflect such agreement

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of Honeywell and Purchaser, shall be conclusive and binding on the parties and shall be the Final Net Working Capital. Any disputes not resolved by Honeywell and Purchaser within such fifteen (15) day period regarding the Preliminary Working Capital Statement will be resolved by an Independent Accounting Firm jointly retained by Honeywell and Purchaser. Honeywell and Purchaser shall seek to retain the Independent Accounting Firm not later than the last day of such fifteen (15) day period. The Independent Accounting Firm shall make a determination on the disputes so submitted as well as such modifications, if any, to the Preliminary Working Capital Statement and the Final Net Working Capital to reflect such determination, and the same shall be conclusive and binding upon the parties. The determination of the Independent Accounting Firm for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Preliminary Working Capital Statement, in the case of Purchaser, or in the notice described in the first sentence of this paragraph, in the case of Honeywell. The fees and expenses of the Independent Accounting Firm shall be shared equally by Honeywell and Purchaser. The Independent Accounting Firm shall be instructed to render its decision in accordance with the terms hereof, including the Specified Accounting Policies.

                  (c) In connection with Honeywell's review of the Preliminary Working Capital Statement, Honeywell and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Purchaser or the Company or their respective representatives, subject to customary indemnification, confidentiality and other agreements that may be requested by such representatives, and to the books and records, the financial systems and finance personnel and any other information of the Company and its Subsidiaries that Honeywell reasonably requests, and Purchaser shall, and shall cause its Subsidiaries, including the Company and its Subsidiaries, to cooperate reasonably with Honeywell and its representatives in connection therewith.

                  (d) Not later than thirty (30) days after the engagement of the Independent Accounting Firm (as evidenced by its written acceptance by facsimile or otherwise to the parties), the parties shall submit simultaneous briefs to the Independent Accounting Firm (with a copy to the other parties) setting forth their respective positions regarding the issues in dispute, and not later than thirty (30) days after the submission of such briefs the parties shall submit simultaneous reply briefs (with a copy to the other parties). The Independent Accounting Firm shall render its decision resolving the dispute within thirty (30) days after submission of the reply briefs. If additional briefing, a hearing, or other information is required by the Independent Accounting Firm, the Independent Accounting Firm shall give notice thereof to the parties as soon as practicable before the expiration of such thirty (30) day period, and the parties shall promptly respond with a view to minimizing any delay in the decision date.

                  (e) In the event that the Final Net Working Capital is greater than Nineteen Million Dollars ($19,000,000), Purchaser shall pay to Honeywell the amount of such excess, together with interest thereon from the Closing Date to the date of payment at a rate equal to the U.S. dollar prime rate, as announced by The Bank of New

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York as of the Closing Date (the "PRIME RATE"), by wire transfer in immediately available funds, not later than five (5) business days after the Final Net Working Capital has been agreed to or deemed to be agreed to by, or has been delivered by the Independent Accounting Firm to, Purchaser and Honeywell pursuant to this Section 2.3. In the event that the Final Net Working Capital is less than Nineteen Million Dollars ($19,000,000), Honeywell shall pay to Purchaser the amount of such deficit (such deficit to include the amount of any negative Final Net Working Capital), together with interest thereon from the Closing Date to the date of payment at a rate equal to the Prime Rate, by wire transfer in immediately available funds, not later than five (5) business days after the Final Net Working Capital has been agreed to or deemed to be agreed to by, or has been delivered by the Independent Accounting Firm to, Purchaser and Honeywell pursuant to this Section 2.3.

                  (f) For the avoidance of doubt, notwithstanding anything herein to the contrary, the parties agree that any matter specifically resolved and reflected as part of Final Net Working Capital under this Section 2.3 shall not also be recoverable as a Tax Loss pursuant to Article VII or a Loss pursuant to Article IX to the extent that the amount of such Loss or Tax Loss, as applicable, is reflected as a current liability in Final Net Working Capital. For the avoidance of doubt, the parties agree that the adjustments contemplated by this Section 2.3 shall not be used to challenge the Specified Accounting Policies used to calculate the Net Working Capital.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF HONEYWELL

         Honeywell hereby represents and warrants to Purchaser on the date hereof and at Closing (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties are made as of such earlier date), that, except as set forth on the disclosure schedule delivered by Honeywell to Purchaser concurrently herewith (the "DISCLOSURE SCHEDULE") (it being understood that any matter set forth in the Disclosure Schedule shall be deemed disclosed with respect to any section of this Article III to which the matter relates, so long as the description of such matter in the Disclosure Schedule plainly and clearly indicates its relevance to the pertinent section):

         3.1 CORPORATE STATUS. The Company and each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each (a) has all requisite power and authority to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to be so qualified, licensed or authorized would not have an SPS Material Adverse Effect. Honeywell has Made Available to Purchaser (A) a copy of the certificate of incorporation, by-laws, regulations or other organizational or governing documents of the Company and each Subsidiary of the Company, each as in effect on the date hereof, and (B) copies of the minutes of all meetings of the stockholders, the boards of directors and each committee

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of the boards of directors of the Company and each Subsidiary of the Company held since January 1, 2003 until the date hereof. Neither the Company nor any Subsidiary of the Company is or, to the knowledge of Honeywell since January 1, 2003, has been in violation of its organizational documents in any material respect.

         3.2 AUTHORITY. All corporate acts and other proceedings (including any stockholder or board approvals) required to be taken by Honeywell to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been (or, in the case of actions to be taken at Closing, will be as of the Closing) duly and properly taken. This Agreement has been duly executed and delivered by Honeywell, and (assuming due authorization and delivery by Purchaser) this Agreement constitutes a valid and binding obligation of Honeywell, enforceable against Honeywell, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.3      NO CONFLICT; GOVERNMENT AUTHORIZATIONS.

                  (a) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), conflict (or, in the case of clauses (ii) and (iii) below, materially conflict) with, or result in any violation of or default under (or, in the case of clauses (ii) and (iii) below, any material violation or default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under (or, in the case of clauses (ii) and (iii) below, loss of a material benefit under), or result in the creation of any Encumbrance (not including Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the certificate of incorporation, by-laws or other organizational or governing documents of Honeywell, the Company or the Subsidiaries of the Company, (ii) any Material Contract to which any of Honeywell, the Company or the Subsidiaries of the Company is party or by which it is bound or (iii) any material Permit, Governmental Order or, subject to the matters described in clauses (i)-(iii) of
Section 3.3(b), Law applicable to any of Honeywell, the Company or the Subsidiaries of the Company or their respective property or assets.

                  (b) No material consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by any of Honeywell, the Company or the Subsidiaries of the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR ACT"), (iii) to the extent applicable, compliance with and filings under similar Laws of foreign jurisdictions other than the United States, and (iv) those

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that, if not made or obtained, individually or in the aggregate, would not materially hinder or materially delay the Closing.

         3.4      CAPITALIZATION.

                  (a) Section 3.4(a) to the Disclosure Schedule sets forth a true and complete list of the authorized and outstanding capital stock, name, jurisdiction of organization, and record and beneficial owner of the equity interests of the Company and its Subsidiaries, all of which are duly authorized, validly issued and fully paid, nonassessable and owned with good and valid title by such record owner, and free and clear of any and all Encumbrances, except Encumbrances incurred in connection with the financing of the transactions contemplated hereby. The Shares constitute all of the issued and outstanding capital stock of the Company and the shares of the Subsidiaries of the Company set forth on Section 3.4(a) of the Disclosure Schedule constitute all of the issued and outstanding capital stock of such Subsidiaries. None of the Shares or the shares of the Subsidiaries of the Company was issued in violation of any preemptive rights or rights of first refusal.

                  (b) There are no existing options, warrants, calls, rights, subscriptions, arrangements, claims, commitments (contingent or otherwise) or other agreements of any character to which any of Honeywell, the Company or the Subsidiaries of the Company is a party, or is otherwise subject, requiring, and there are no securities of the Company or the Subsidiaries of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other securities of the Company or the Subsidiaries of the Company convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock or any other securities of the Company or the Subsidiaries of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any capital stock of, or other equity or voting interest in, any of the Company or its Subsidiaries. Neither the Company nor any Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or which are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company or any such Subsidiary on any matter. None of Honeywell, the Company or the Subsidiaries of the Company is a party, or is otherwise subject, to any voting trust or other voting agreement or any agreement restricting transfer of the Shares with respect to any of the shares of capital stock of the Company or the Subsidiaries of the Company or to any agreement relating to the issuance, sale, repurchase, redemption, transfer, acquisition or other disposition or the registration of the capital stock of the Company or the Subsidiaries of the Company.

                  (c)      Other than the Subsidiaries of the Company listed in
Section 3.4(a) to the Disclosure Schedule, there are no joint ventures or other Persons in which the Company or its Subsidiaries own, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same. All of the Subsidiaries of the Company are, either directly or indirectly, wholly owned by the Company.

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         3.5      FINANCIAL STATEMENTS.

                  (a) Attached to Section 3.5 of the Disclosure Schedule are true and complete copies of (i) the audited consolidated balance sheets of Security Printing, Inc. and its Subsidiaries (collectively, the "SPI GROUP") as of December 31, 2004 and December 31, 2003 and the related audited consolidated statements of income, cash flows and changes in stockholder's equity of the SPI Group for each of the one-year periods ended December 31, 2004, December 31, 2003 and December 31, 2002 (collectively, the "YEAR-END FINANCIAL STATEMENTS") and (ii) the unaudited consolidated balance sheet of the SPI Group as of September 30, 2005 (the "SPS BALANCE SHEET") and the related unaudited consolidated statement of income, cash flows and changes in stockholder's equity of the SPI Group for the nine-month period ended September 30, 2005 (collectively, the "INTERIM FINANCIAL STATEMENTS" and, together with the Year-End Financial Statements, the "FINANCIAL STATEMENTS").

                  (b) The Year-End Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the SPI Group as of the dates thereof and for the periods covered thereby, in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied.

                  (c) The Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of the SPI Group as of the dates thereof and for the periods covered thereby, in accordance with GAAP (subject, in the case of unaudited statements, to normal year end adjustments).

                  (d) All accounts receivable of the SPI Group, net of reserves and allowances, are reflected on the Financial Statements, in each case at the respective dates of the Financial Statements. All such accounts receivable of the SPI Group represent sales actually made in the ordinary course of business and has been accounted for, in all material respects, in accordance with GAAP.

         3.6      ABSENCE OF CERTAIN CHANGES; UNDISCLOSED LIABILITIES.

                  (a) Except as expressly required by this Agreement, since the Reference Date and through the date of this Agreement, the Company and its Subsidiaries have operated in the ordinary course of business consistent with past practice, and there has not been any:

                           (i) adoption of any change in their respective certificates of incorporation or bylaws or other similar organization or governing documents;

                           (ii) adoption of a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

                           (iii) (A) issuance, sale, transfer, pledge, disposition or encumbrance of the Shares or any shares of capital stock of the Subsidiaries of the Company, (B) split, combination, subdivision or reclassification of the Shares or any shares of capital stock of the Subsidiaries of the Company, (C) declaration, setting aside or payment of any dividend or other distribution, other than any dividend or distribution payable in cash, with respect to the Shares or any shares of capital stock of the Subsidiaries of the Company or (D) redemption, purchase or other acquisition, directly or indirectly, of the Shares or any shares of capital stock of the Subsidiaries of the Company;

                           (iv) (A) increase of the benefits under any Plans or modification of any Plan where such modification has a material cost impact on the Company or its Subsidiaries, except as required by Law,
         (B) increase in the rate of compensation payable or paid to officers, or (C) agreement to pay any incentive, bonus, profit sharing or severance or retention pay, to any director or officer or, except in the ordinary course of business consistent with past practice, any other employee of the Company or its Subsidiaries;

                           (v)      entry into or consummation of any
         transaction involving the acquisition of the business, stock, or assets or other properties of any other Person in an amount greater than $500,000 per acquisition (or series of related acquisitions) or $1,500,000 in the aggregate, except for acquisitions of inventory or other business assets in the ordinary course of business consistent with past practice;

                           (vi) sale, lease, license or other disposition of any assets, tangible or intangible, or property in an amount greater than $500,000 per disposition (or series of related dispositions) or $1,500,000 in the aggregate, except pursuant to existing Material Contracts and except in the ordinary course of business consistent with past practice;

                           (vii) other than in the ordinary course of business consistent with past practice or as otherwise required by the Code or applicable Laws, (A) making or rescission of any material Tax election with respect to the Company or its Subsidiaries or filing of any amended Tax Returns, (B) change in any of its material methods of reporting income or deductions for Tax purposes, (C) compromise of any Tax liability of the Company or its Subsidiaries that is material to the Company and its Subsidiaries or (D) issuance of a waiver to extend the period of limitations for the payment or assessment of any Tax;

                           (viii) (A) other than in the ordinary course of business consistent with past practice, incurrence of any Indebtedness;
         (B) assumption, guarantee, endorsement or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for assumptions, guarantees or endorsements of the ordinary course obligations of any Subsidiary of the Company; (C) making of any loans, advances or capital contributions to or investments in any other Person (other than to Subsidiaries of the Company or customary loans or advances to employees, in each case in the ordinary course of business consistent with past practice); or
         (D) mortgage or pledge of any of its material assets, tangible or intangible, or creation or sufferance of any material Encumbrance thereupon (other than Permitted Encumbrances);

                           (ix) except as may be required as a result of a change in Law or in GAAP, change in any of the accounting principles or practices used by the Company and its Subsidiaries;

                           (x) temporary or permanent termination or closure of any facility;

                           (xi) writing up or down of any of the assets of the Company or its Subsidiaries individually or in the aggregate in excess of $1,000,000 other than as may be required by GAAP or other applicable Laws;

                           (xii) settlement or compromise of any material claims, actions, suits, investigations or proceedings other than in the ordinary course of business consistent with past practice or in the aggregate in excess of $500,000;

                           (xiii)   entry into any Contract that would
         constitute a Material Contract outside the ordinary course of business or any material amendment or modification of, or termination of, any contract that would constitute a Partner Contract;

                           (xiv) increase or decrease, in any material respect, in the capital expenditures of the Company or its Subsidiaries outside the ordinary course of business and, in any event, not contemplated by the Company's 2005 capital expenditure budget attached as Section 5.1(p) of the Disclosure Schedule;

                           (xv) damage, destruction, or casualty loss (whether or not covered by insurance) in an amount exceeding $1,000,000 in the aggregate to any asset or property of the Company or its Subsidiaries which has not heretofore been repaired or restored; or

                           (xvi) agreement or commitment to do any of the foregoing.

                  (b) Since the Reference Date, there has not been an SPS Material Adverse Effect.

                  (c) Except as and to the extent reflected on, or adequately reserved for on, the SPS Balance Sheet (the adequacy of such reserve to be determined as of the date hereof and as of the Closing) and Liabilities incurred since the date of the SPS Balance Sheet in the ordinary course of business consistent with past practice, the Company and its Subsidiaries do not have any material Liabilities (excluding Liabilities of the type covered by the representations and warranties set forth in Sections 3.8, 3.9,

3.10, 3.11, 3.12 and 3.13(b)). None of the Company, Novar Investments (USA) Inc., Novar Finance Inc. and Novar Holdco Inc. (nor any of their Subsidiaries other than Security Printing, Inc. and its Subsidiaries) has (A) any Liabilities other than (i) Liabilities that will either be terminated or cancelled at or prior to the Closing or fully reflected as current liabilities in Final Net Working Capital under this Agreement, (ii) Liabilities reflected in the Financial Statements or (iii) Liabilities which are incurred by any such entity solely as a result of its direct or indirect ownership of all of the outstanding securities of the SPI Group (but only to the extent that such Liabilities are no greater than the related Liabilities of the SPI Group) (the Liabilities referred to in clauses (i), (ii) and (iii) above (excluding, for the avoidance of doubt, any of the Liabilities listed in Section 3.6(c) of the Disclosure Schedule, other than the Liabilities under the sublease listed in item 7 thereof and, to the extent provided in Section 5.11(d), the Contract listed in item 8 thereof) being referred to herein as the "PERMITTED HOLDING COMPANY LIABILITIES") or (B) any past or current assets or operations with respect to which such entities may have continuing exposure to liability which is not reflected in the Financial Statements. Except as set forth in the Financial Statements, neither the Company nor any of its Subsidiaries maintains any "off-balance sheet arrangement" within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission (the "SEC"). Based on prior experience, it is Honeywell's good faith belief that the maximum exposure (without giving effect to any indemnities under this Agreement) to the Company and its Subsidiaries under the Novar Guarantees will not exceed, in the aggregate, the amount set forth on Section 3.6(c)(iii) of the Disclosure Schedule.

         3.7      TAXES.

                  (a) Each of the Company and its Subsidiaries has (i) duly and timely filed (or there has been filed on its behalf) all material Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Taxing Authority, and (ii) paid all Taxes owed by such companies (whether or not shown as due on any Tax Return). All such Tax Returns (including information provided therewith or with respect thereto) are true and correct in all material respects. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of September 30, 2005, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the SPS Balance Sheet, and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date.

                  (b) For tax years beginning on or after January 1, 2001, Honeywell, the Company or its Subsidiaries have Made Available to Purchaser true, correct and complete copies, or pro forma or redacted copies, of all material Tax Returns filed by or with respect to the Company or its Subsidiaries, examination reports and statements of deficiencies including the Company or its Subsidiaries for taxable periods, or transactions consummated, for which the applicable statutory period of limitations have not expired.

                  (c) There are no material Encumbrances for Taxes upon any property or assets of the Company and its Subsidiaries (collectively, the "PURCHASED

ENTITIES"), except for Encumbrances for Taxes that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty and with respect to which appropriate reserves (if required by GAAP, determined as of the date hereof and as of the Closing) are being held by the Company or its Subsidiaries.

                 (d) There is no audit, examination, deficiency, refund litigations or proposed adjustment with respect to any amount of Taxes pending or in progress or threatened with respect to any Taxes of the Purchased Entities. As of the date hereof, none of the Purchased Entities has received notice in writing of any claim made by a Taxing Authority in a jurisdiction where the Purchased Entity does not file a Tax Return, that the Purchased Entity is or may be subject to taxation by that jurisdiction, where such claim has not been resolved favorably to the Purchased Entity. All deficiencies for Taxes asserted or assessed against the Purchased Entities have been fully and timely paid, settled, disputed or properly reflected in the Financial Statements.

                  (e) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of any Taxes or Tax deficiencies against any of the Purchased Entities.

                  (f) Each of the Purchased Entities has each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all respects for all periods ending on or before the Closing Date in compliance with all applicable information reporting and Tax withholding and remitting requirements under U.S. federal, state and local, and non-U.S. Tax laws.

                  (g) None of the Purchased Entities is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement (collectively, "TAX SHARING AGREEMENTS") or has any liability for Taxes of any Person (other than members of the Affiliated Group filing consolidated federal income tax returns of which the Company is the common parent) under Treas. Reg. 1.1502-6, Treas. Reg. 1.1502-78 or similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.

                  (h) None of the Purchased Entities has engaged in a transaction that the Internal Revenue Service (the "IRS") has identified by regulation or other form of published guidance as a listed transaction, as set forth in Treas. Reg. 1.6011-4(b)(2).

                  (i) None of the Purchased Entities has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be more likely than not, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and
(ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law).

                  (j) None of the Purchased Entities has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

                  (k) None of the Purchased Entities has agreed, or is required to make, any adjustment under Section 481(a) of the Code, and no Governmental Authority has proposed any such adjustment or change in accounting method.

                  (l) Any adjustment of Taxes of the Purchased Entities made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Authorities, has been so reported.

                  (m) None of the Purchased Entities has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law, and none of the Purchased Entities is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

                  (n) No power of attorney has been granted by the Seller or the Purchased Entities related to Taxes of the Purchased Entities, which power of attorney is currently in force.

                  (o)      No property owned by any of the Purchased Entities
(i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

                  (p) None of the Purchased Entities is a direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or Tax opinion relating to the Purchased Entities.

                  (q) None of the Purchased Entities owes any "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

         3.8      INTELLECTUAL PROPERTY.

                  (a) Section 3.8(a) of the Disclosure Schedule sets forth a true and complete list (in all material respects) of (i) all registered Intellectual Property owned by the Company or its Subsidiaries, and (ii) all applications for such registrations. As to each item, the Disclosure Schedules specifies, as applicable, the owner of such item, the jurisdictions in which such item is issued or registered or in which an application for issuance or registration has been filed, and the issuance, registration or application numbers and dates with respect to such item.

                  (b) The Company and its Subsidiaries own, free and clear of all Encumbrances (other than Permitted Encumbrances), or have rights to use all of the Intellectual Property that is material to the current conduct of their respective businesses.

                  (c) All of the rights of the Company and its Subsidiaries in the material Intellectual Property owned by the Company and its Subsidiaries are valid and enforceable. Each of the Company and its Subsidiaries has taken all commercially reasonable actions to maintain and protect, in all material respects, the Intellectual Property owned by or purported herein to be owned by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has taken reasonable precautions to protect the confidentiality of its trade secrets.

                  (d) To the knowledge of Honeywell, the operation of the respective businesses of the Company and its Subsidiaries as currently conducted does not, nor does the use, development, sale or license of the products and services of the Company, dilute, misappropriate or otherwise violate the Intellectual Property of any third Person.

                  (e) There are no material claims, actions, suits or proceedings pending by or before any Governmental Authority against or, to the knowledge of Honeywell, threatened in writing against, the Company or its Subsidiaries that (i) contest the right of the Company or any of its Subsidiaries to use any of the Intellectual Property owned or used by the Company or any of its Subsidiaries or (ii) oppose or attempt to cancel any rights of the Company or any of its Subsidiaries in or to any Intellectual Property.

                  (f) There is no material claim pending or, to the knowledge of Honeywell, threatened by the Company or any of its Subsidiaries against any third Person with respect to any Intellectual Property owned or licensed by the Company or its Subsidiaries and, to the knowledge of Honeywell, no third Person is infringing, diluting, misappropriating or otherwise violating any material Intellectual Property currently owned or used in the conduct of their respective businesses by the Company or its Subsidiaries.

                  (g)      Subject to the actions to be taken pursuant to
Section 5.3, all material Intellectual Property owned by or licensed to the Company or its Subsidiaries shall be owned by or licensed to the Company or its Subsidiaries on substantially identical terms and conditions immediately after the Closing.

                  (h) To the knowledge of Honeywell, each consultant retained by the Company or any of its Subsidiaries to perform product development activities, has executed an agreement with the Company or the applicable Subsidiary conveying all rights in Intellectual Property developed by such consultant to the Company or the applicable Subsidiary.

                  (i) To the knowledge of Honeywell, no current or former employee of the Company or its Subsidiaries is in violation of any material term of any employment agreement, invention assignment agreement, non-competition agreement or any restrictive covenant relating to the employment of such person by the Company or any of its Subsidiaries.

                  (j) Section 3.8(j) of the Disclosure Schedule sets forth a correct and complete list of all material licenses of Intellectual Property (other than Off-the-Shelf Software) under which the Company or its Subsidiaries is a (i) licensor or (ii) licensee (the "IP LICENSES"). The Company and its Subsidiaries are not in material breach of any IP Licenses. All of the IP Licenses are, to the knowledge of Honeywell, valid, enforceable and in full force and effect. Except as set forth in Section 3.8(j) of the Disclosure Schedule, no consent, approval or other authorization of any party to any material IP License to the transactions contemplated by this Agreement is required.

                  (k) For purposes of this Agreement, "INTELLECTUAL PROPERTY" means all (i) U.S. and foreign patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof, (ii) U.S. and foreign trademarks, trade dress, service marks, service names, trade names, domain names, brand names, logo or business symbols, whether registered or unregistered, and pending applications to register the same, including all extensions and renewals thereof and all goodwill associated therewith, (iii) U.S. and foreign copyrights in writings, designs, software, mask works or other works, whether registered or unregistered, and pending applications to register the same, (iv) confidential or proprietary know-how, trade secrets, methods, processes, practices, formulas and techniques and (v) computer software programs and software systems.

                  (l) All material software owned by the Company or any of its Subsidiaries performs substantially in conformance with its documentation. The Company and its subsidiaries have taken commercially reasonable efforts to implement appropriate policies to prevent the introduction of any Self-Help Mechanism or Unauthorized Code into such software. To the knowledge of Honeywell, no person has gained unauthorized access to such software. The Company and each of its Subsidiaries is in compliance in all material respects with the applicable business continuity plan, a copy of which has been Made Available to Purchaser. To the knowledge of Honeywell, none of the software owned by, or developed by or for the benefit of, the Company or any Subsidiary contains or requires use of any "open source" code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or does or may require disclosure or licensing of any such software.

                  (m) Copies of the respective privacy policies (each, a "PRIVACY POLICY") of the Company and each of its Subsidiaries regarding the collection and use of information, including non-public financial information, from customers ("CUSTOMER INFORMATION") in effect with respect to any Customer Information currently held by the Company or any of its Subsidiaries have been Made Available to Purchaser. To the knowledge of Honeywell, neither the Company nor any of its Subsidiaries has collected, received or used any Customer Information in violation of its applicable Privacy Policy. The Company and each of its Subsidiaries has commercially reasonable (taking into account the nature of the information being collected) security measures and safeguards in place to protect the Customer Information from illegal or unauthorized access, download or use by its personnel or third parties, and from access, download or use by its personnel or third parties in a manner violative of Law or the applicable Privacy Policy and, to the knowledge of Honeywell, no Person has gained unauthorized access to or made any unauthorized use of any Customer Information. The Company and each of its Subsidiaries have adopted written information security programs designed to protect all Customer Information, copies of which have been Made Available to Purchaser.

                  (n) The transactions contemplated by this Agreement will not result in the granting by Purchaser or any of its Subsidiaries of any rights or licenses to any Intellectual Property of Purchaser or any of its Subsidiaries (other than the Company and its Subsidiaries) to any third party (including any covenant not to sue with respect to any Intellectual Property of Purchaser or any of its Subsidiaries).

         3.9 LEGAL PROCEEDINGS. There are no material claims, actions, suits, investigations or proceedings pending against or, to the knowledge of Honeywell, threatened against, the Company or the Subsidiaries of the Company or any of their respective properties by or before any Governmental Authority. None of the Company or any Subsidiary of the Company or any of their respective properties or assets is or are subject to any material Governmental Order and, to the knowledge of Honeywell, there are no such Governmental Orders threatened to be imposed. There are no (a) formal governmental inquiries or investigations pending with respect to which Honeywell or any of its Subsidiaries has received notice or would generally be expected to receive notice, or to the knowledge of Honeywell, otherwise pending or threatened relating to, affecting or involving the SPS Business or (b) to the knowledge of Honeywell, informal governmental inquiries or investigations, internal investigations or whistle-blower complaints pending or threatened, relating to, affecting or involving the SPS Business, except, in the case of clause (b) above, for those that are not reasonably expected to give rise to material Liability or interfere, in any material respect, with the conduct of the SPS Business. This representation and warranty does not apply to environmental matters, which are the subject of
Section 3.11.

         3.10     COMPLIANCE WITH LAWS; PERMITS.

                  (a) Since January 1, 2003, the Company and its Subsidiaries have been in compliance in all material respects with all Laws applicable to the SPS Business and none of the Company or its Subsidiaries has received any written notice of any failure to comply in any material respect with any such Laws.

                  (b) The Company and its Subsidiaries have obtained all material Permits that are necessary to the conduct of their respective businesses as presently being conducted. All Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to give rise to material Liability or interfere, in any material respect, with the conduct of the SPS Business. To the knowledge of Honeywell, none of the Company or any of its Subsidiaries is in violation or default (other than immaterial violations or defaults) of any Permits, other than any such violations or defaults which would not reasonably be expected, individually or in the aggregate, to give rise to material Liability or interfere, in any material respect, with the conduct of the SPS Business. None of the Company or its Subsidiaries has received any written notification from any Governmental Authority threatening to revoke any Permit other than revocations which would not reasonably be expected, individually or in the aggregate, to give rise to material Liability or interfere, in any material respect, with the conduct of the SPS Business.

                  (c) The Company and its Subsidiaries are and, within the last two (2) years have been, in compliance in all material respects with all applicable provisions of the Gramm-Leach-Bliley Act and the rules and regulations related thereto and other applicable privacy laws and regulations including those related to the exchange, disclosure or sharing of customer or personal information or information security.

         3.11     ENVIRONMENTAL MATTERS.

                  (a) To the knowledge of Honeywell, the Company and its Subsidiaries are and have been (except for any such past noncompliance which has, along with all related Liabilities for penalties, been resolved) in compliance with applicable Environmental Laws in all material respects.

                  (b) There is no Environmental Claim pending or, to the knowledge of Honeywell, threatened against the Company or its Subsidiaries that would reasonably be expected to give rise to any material Liability.

                  (c) There is no condition on any Property, or at any other location, for which the Company or its Subsidiaries have or will have a material obligation to undertake any investigation, cleanup or remedial action pursuant to any Environmental Laws. Except as permitted or allowed pursuant to any Environmental Law, there are no Materials of Environmental Concern present on, in, under or migrating from any Property, and no disposal, generation, release, discharge, spill or treatment of Materials of Environmental Concern has occurred on, in or under the Property that would, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

                  (d) For purposes of this Agreement, (i) "ENVIRONMENTAL CLAIMS" means any claim, cause of action, or notice by any person or entity alleging potential liability arising out of, based on or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, or (B) circumstances forming the basis of any violation, or alleged violation, of any

Environmental Law, (ii) "ENVIRONMENTAL LAWS" means all federal, interstate, state, local and foreign Laws, effective as of the Closing Date, relating to pollution or protection of human health, safety, or the environment, including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or products containing or whose manufacture can result in the formation or dissemination of Materials of Environmental Concern, and (iii) "MATERIALS OF ENVIRONMENTAL CONCERN" means any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum or petroleum products which are regulated by any Environmental Law or which could form the basis for Liability under any Environmental Law or principle of common law relating to pollution or protection of human health, safety or the environment.

         3.12     EMPLOYEE MATTERS AND BENEFIT PLANS.

                  (a) Section 3.12(a) of the Disclosure Schedule sets forth in all material respects a true and complete list, as of the date hereof, of each employment, retention, bonus, deferred compensation, pension, stock option, stock purchase, stock appreciation right, phantom stock, equity-based compensation, incentive, profit-sharing or retirement plan, arrangement or agreement, each medical, vacation, retiree medical, severance pay plan, and each other agreement (including any employment, severance, change in control or similar agreement) or Code Section 125 "cafeteria plan", flexible benefit, employee loan, educational assistance plan or material fringe benefit plan or arrangement, in each case that is sponsored, contributed to or maintained by the Company or any of its Subsidiaries, that affects or covers any current or former employee of the Company or its Subsidiaries, (including "employee benefit plans" within the meaning of Sections 3(1), 3(2) and 3(3) of ERISA) (collectively, the "PLANS"). True and complete copies of the following have been Made Available to Purchaser by Honeywell: (i) the most recent copy of the Plans, including any trust instruments or other funding arrangement and insurance contracts forming a part of any Plans and all amendments thereto, (ii) the two (2) most recent annual reports filed with any Governmental Authority, including (if applicable) any Form 5500 together with all schedules, as required, filed with the IRS or the Department of Labor (the "DOL"), and any financial statements filed with any Governmental Authority, including (if applicable), any opinions or reports required by Section 103(e) of ERISA with respect to each Plan, (iii) the most recent determination letter issued by the IRS for each Plan that is intended to be "qualified" under Section 401(a) of the Code, (iv) the most recent summary plan description and any summary of material modifications, or a description of any material oral communications that have occurred to the knowledge of Honeywell, as required, for each Plan, (v) the most recent actuarial reports, if any, relating to each Plan, (vi) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan and (vii) for the last three (3) years, all correspondence with the IRS, the DOL and any other Governmental Authority regarding the operation or administration of the Plans.

                  (b) With respect to each Plan: (i) if intended to qualify under Section 401(a) of the Code, such Plan has received a determination letter from the IRS stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code and nothing has occurred to the knowledge of Honeywell since the date of such determination that would adversely affect such qualification or exempt status; (ii) such Plan is being administered in all material respects in accordance with its terms and applicable Law, including (if applicable) ERISA and the Code; (iii) except for routine claims for benefits, no liens, lawsuits, complaints or disputes are pending or, to the knowledge of Honeywell, threatened that give rise to or might reasonably be expected to give rise to material liability on the part of the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries nor to the knowledge of Honeywell, any trustee or any fiduciary of such Plan that is subject to ERISA or the Code has engaged in any prohibited transaction within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code with respect to such Plan that could result in the imposition of any material liability on such Plan or the Company or any of its Subsidiaries; (v) all contributions required under ERISA and the Code to be made to such Plan as of the date hereof (taking into account any extensions for the making of such contributions) have been timely made in full; (vi) if subject to ERISA or the Code, such Plan is not a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code; (vii) there are no proceedings or investigations pending before the IRS, the DOL or other Governmental Authority with respect to such Plan, nor to the knowledge of Honeywell is any such proceeding or investigation threatened (viii) such Plan is not a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA; and (ix) such Plan is not maintained outside the jurisdiction of the United States.

                  (c) With respect to each Plan all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority, or to the participants or beneficiaries of such Plans have been filed or furnished on a timely basis. To the knowledge of Honeywell, the Company and its Subsidiaries have no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

                  (d) None of the Company or its Subsidiaries maintains, contributes to or has any liability, whether contingent or otherwise, with respect to, and has not within the preceding six (6) years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Plan or other "employee benefit pension plan" (as defined in Section 3(2) of ERISA) that is, or has been, subject to Title IV of ERISA or Section 412 of the Code.

                  (e) None of the Company or its Subsidiaries has any obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or under the continuation of coverage provisions of the Laws of any state or locality, and at the expense of the employee or former employee except as otherwise provided in a written severance agreement with an individual employee or former employee which has been Made Available to Purchaser. Each Plan which is a "group health plan" within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in material compliance with, and the Company has otherwise complied with, (i) the requirements of the Heath Insurance Portability and Accountability Act of 1996 ("HIPAA") and the regulations promulgated thereunder;
(ii) COBRA and the regulations promulgated thereunder; and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.

                  (f) Neither the Company, its Subsidiaries nor any organization to which the Company or any of its Subsidiaries is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

                  (g) Neither the Company nor any of its Subsidiaries has any plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by law, to modify any Plan.

                  (h) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (collectively, the "WARN ACT"), or any similar state or local law which remains unsatisfied.

                  (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) (i) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment that will result in a liability to the Company, the Subsidiaries or Purchaser, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, through a grantor trust or otherwise, or increase the amount of, compensation or benefits due any such employee or officer or trigger any other material obligation pursuant to, any of the Plans, (iii) result in any breach or violation of, or a default under, any of the Plans, or (iv) result in any payment that could individually or in combination with any other such payment constitute an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                  (j) This Section 3.12 contains the sole and exclusive representations and warranties of Honeywell with respect to the Plans.

         3.13     MATERIAL CONTRACTS.

                  (a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any:

                           (i) Contract that would be required to be filed by Honeywell as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC (other than Contracts relating to compensation of executive officers);

                           (ii) Contract containing covenants of the Company or any Subsidiary not to compete in any line of business, industry or geographical area in any respect;

                           (iii) Contract which by its terms expressly creates a partnership or joint venture or similar arrangement;

                           (iv) indenture, credit agreement, loan agreement, security agreement, guarantee, letter of credit, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness;

                           (v) Contract for the sale of any of its material assets after the date hereof (other than in the ordinary course of business consistent with past practice);

                           (vi) collective bargaining agreement, employee association agreement or other agreement with any labor union, employee representative group, works council or similar collection of employees;

                           (vii) Contract between the Company and its Subsidiaries, on the one hand, and any Affiliate of the Seller (other than the Company and its Subsidiaries), on the other hand, that involve amounts of more than $500,000;

                           (viii) Contract under which the Company and its Subsidiaries have made payments in excess of $2,500,000 in the last fiscal year or anticipate making payments in excess of $2,500,000 in any twelve-month period (other than purchase orders, invoices or royalty agreements entered into in the ordinary course of business);

                           (ix) Contract under which the Company and its Subsidiaries received payments in excess of $5,000,000 in the last fiscal year or anticipate receiving payments in excess of $5,000,000 in any twelve (12) month period (other than sales orders or invoices entered into in the ordinary course of business);

                           (x) Contract involving any Key Customers or Key Suppliers, any Partner Contract or any Direct Contract (other than purchase orders, sales orders or invoices under such Contracts entered into in the ordinary course of business);

                           (xi) written Contract containing an obligation to indemnify any officer or director of Honeywell, the Company or any of its Subsidiaries or any other Person in connection with the acquisition (whether by means or merger, stock sale or asset sale) of any Person, except for any such Contract that was not entered into within the two
         (2) year period prior to the date of this Agreement and under which no claim has been made or, to the knowledge of Honeywell, threatened during such two (2) year period;

                           (xii) Contract containing a provision which provides that any term or terms of such Contract will be no less favorable either individually or in the aggregate than similar provisions in any other Contract (except (x) for such provisions that may exist in any Contract with any Key Customers or Key Suppliers or any Partner Contract or any Direct Contract or (y) to the extent the provisions would not reasonably be expected to materially and adversely affect the SPS Business, individually or in the aggregate);

                           (xiii) Contract for acquisitions of capital stock or assets of another Person (whether by merger, stock or asset purchase) within the eighteen (18) month period prior to the date of this Agreement or earlier if such Contract (or any related Contract) contains earn-out provisions or other material provisions that are still applicable or in effect;

                           (xiv)    any Real Property Lease;

                           (xv) any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees; or

                           (xvi)    any material amendment or material
         modification to any of the foregoing currently in effect.

Each such Contract described in clauses (i)-(xvi) is referred to herein as a "MATERIAL CONTRACT".

                  (b) Neither the Company nor any of its Subsidiaries is (and, to the knowledge of Honeywell, no other party is) in material default or violation of any Material Contract. Neither the Company nor any of its Subsidiaries has received or made any notice or claim of a material default or violation of any Material Contract. Neither the Company nor any of its Subsidiaries, as of the date hereof, has received or provided any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Material Contract. To the knowledge of Honeywell, no event has occurred that, with or without notice or lapse of time or both, would result in a material default or violation of any Material Contract. Each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries and, to the knowledge of Honeywell, of the other parties thereto. The

Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts. Honeywell has Made Available to Purchaser true and complete copies of each Material Contract.

                  (c) The Company and each of its Subsidiaries has controls, measures and safeguards in place to provide commercially reasonable assurance as to the accuracy and timeliness of transactions (including cash, check, credit card and electronic funds transactions) between (A) the Company or any of its Subsidiaries, as applicable, on the one hand, and (B) any account holder of any party (or an Affiliate of any such Person) to a Partner Contract or Direct Contract, on the other hand, whose financial account the Company or any of its Subsidiaries, as applicable, may be authorized to debit or credit under such Partner Contract or Direct Contract or otherwise. For the avoidance of doubt, the foregoing sentence is not intended to be a representation and warranty with respect to compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries has been (during the last twelve (12) months as of the date hereof), is or, to the knowledge of Honeywell, is expected to be (in each instance, as of the date hereof and based on notice received from the other party to such Contract) the subject of an audit, review or investigation by a party to a Partner Contract or Direct Contract in respect of the transactions contemplated by such Contracts, other than audits, reviews or investigations undertaken in the ordinary course of business consistent with past practice that have not revealed any material defaults or violations.

         3.14 MATERIAL CUSTOMERS AND SUPPLIERS. Section 3.14 of the Disclosure Schedule sets forth a true and complete list of (a) the top 25 customers of the SPS Business (by revenue) during each of the last two (2) fiscal years and for the first nine (9) months of the current fiscal year (the "KEY CUSTOMERS") and sets forth opposite the name of such Key Customer the approximate amount of revenue attributable to such Key Customer during such period, and (b) the top 25 suppliers of the SPS Business during each of the last two fiscal years and for the first nine (9) months of the current fiscal year (the "KEY SUPPLIERS") and sets forth opposite the name of such Key Supplier the approximate aggregate amounts paid to such Key Supplier during such period. Since the Reference Date and prior to the date hereof, no Key Customer or Key Supplier (based on the revenues for the first nine (9) months of the current fiscal year) has cancelled or otherwise terminated its relationship with the SPS Business, and neither the Company nor any of its Subsidiaries has received any written notice from any Key Customer or Key Supplier (based on the revenues for the first nine (9) months of the current fiscal year) to the effect that any such Key Customer or Key Supplier intends to terminate or adversely modify in any material respect its relationship with the SPS Business.

         3.15     PROPERTIES.

                  (a) A true and complete list of all of the real property owned by the Company and its Subsidiaries is set forth in Section 3.15(a) of the Disclosure Schedule (collectively, the "OWNED REAL PROPERTY"). Honeywell has heretofore Made Available to Purchaser true and complete copies of the most recent surveys for the

Owned Real Property in the possession of any of Honeywell, the Company or its Subsidiaries.

                  (b) Section 3.15(b) of the Disclosure Schedule contains a true and complete schedule of all leases and subleases under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, any real property (collectively, the "REAL PROPERTY LEASES") (the land, buildings and other improvements covered by the Real Property Leases being herein called the "LEASED REAL PROPERTY" and, collectively with the Owned Real Property, the "PROPERTY"), which schedule sets forth the date of and the parties to each Real Property Lease, and the address of the Leased Real Property covered thereby. Neither the Company nor its Subsidiaries, as tenant, are in monetary default beyond any applicable notice and cure periods with respect to the Real Property Leases with annual base rents of at least $100,000.

                  (c) Section 3.15(c) of the Disclosure Schedule contains a true and complete schedule of all leases, subleases, licenses and other agreements (collectively, the "SPACE LEASES") granting to any person other than the Company and its Subsidiaries any right to the possession, use, occupancy or enjoyment of the Property or any portion thereof, which schedule sets forth the date of and the parties to each Space Lease.

                  (d) Except as set forth in Section 3.15(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or holds, nor is it obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Property or any portion thereof or interest therein.

                  (e) The Company and its Subsidiaries have good and marketable title to all machinery, equipment, furniture and other tangible assets used in the ordinary course of their business and operations that they purport to own ("TANGIBLE PROPERTY"), free and clear of any Encumbrances other than Permitted Encumbrances. The Tangible Property is in operating condition and repair (ordinary wear and tear excepted) and sufficient to operate the SPS Business in the ordinary course consistent with past practice.

                  (f) The Company and its Subsidiaries own, lease, sublease or license all Property and Tangible Property that are used in the ordinary course of their business and operations.

                  (g) All material components of all buildings, structures and other material improvements included within the Owned Real Property and to the knowledge of Honeywell included within the Leased Real Property that is actually and physically occupied by the Company or any of its Subsidiaries (the "IMPROVEMENTS"), including the roofs and structural elements thereof and the heating, ventilation, air conditioning, systems and facilities included therein, are in operating condition and repair (ordinary wear and tear excepted) and sufficient to operate the SPS Business in the ordinary course consistent with past practice.

                  (h) The Company and the Subsidiaries of the Company have, as of the Closing Date, good and marketable fee title to the Owned Real Property and a valid leasehold interest in the Leased Real Property, as provided in the applicable Lease, in each case, free and clear of any liens, defects, exceptions, rights of way, restrictions, covenants, claims, similar matters, or other encumbrance in respect of such property or asset (collectively, "ENCUMBRANCES"), except for Permitted Encumbrances.

                  (i) Neither the Company nor any of its Subsidiaries has received written notice (and with respect to the Leased Real Property, written notice from the respective landlord) of any pending, threatened or contemplated condemnation proceeding affecting the Owned Real Property or the Leased Real Property that is actually and physically occupied by the Company or any of its Subsidiaries or any part thereof or of any sale or other disposition of such Leased Real Property or any part thereof in lieu of condemnation.

                  (j) Since January 1, 2003, no material portion of the Owned Real Property has suffered during the period of ownership, occupancy or use of such Owned Real Property by the Company or any of its Subsidiaries, any material damage by fire or other casualty which has not heretofore been completely repaired or restored.

         3.16 SUFFICIENCY OF ASSETS. The assets of the Company and its Subsidiaries constitute all of the material assets held by Honeywell and its Affiliates for use in the SPS Business and are sufficient for the continued conduct of the SPS Business in substantially the same manner as currently conducted. The Company and its Subsidiaries, as the case may be, have good title to or a valid leasehold or similar interest in all tangible assets (other than Permitted Encumbrances). The tangible leased assets of the Company and its Subsidiaries are in operating condition and repair (normal wear and tear excepted) and sufficient to operate the SPS Business in the ordinary course of business consistent with past practice.

         3.17     LABOR AND EMPLOYMENT.

                  (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any other labor-related agreements with any labor union or labor organization applicable to employees of the Company or its Subsidiaries, nor is any such agreement currently being negotiated.

                  (b) The Company and its Subsidiaries are operating the SPS Business in compliance in all material respects with all Labor Laws. "LABOR LAWS" means any and all applicable foreign, federal, state and local Law relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages and hours, workplace safety and insurance and/or pay equity.

                  (c) Neither the Company nor any of its Subsidiaries is the subject of, nor, to the knowledge of Honeywell, is there threatened, any claim reasonably likely to give rise to a material Liability asserting that the Company or any of its

Subsidiaries has committed an unfair labor practice with respect to employees of the Company or its Subsidiaries located in the United States, nor is there pending or, to the knowledge of Honeywell, threatened, nor has there been since December 31, 2003, any organized effort or demand for recognition or certification or attempt to organize employees of the Company or any of its Subsidiaries by any labor organization. There is no pending nor, to the knowledge of Honeywell, threatened labor strike, walk-out, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no labor strike, walk-out, work stoppage, slowdown or lockout has occurred during the two (2) years preceding the date hereof.

                  (d) As of the date hereof, no employee of the Company or any of its Subsidiaries, at the officer level or above, has given written notice to Honeywell, the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries. To the knowledge of Honeywell, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement or noncompetition agreement.

         3.18 INSURANCE. Honeywell has Made Available to Purchaser complete copies of all policies of insurance maintained by the Company and its Subsidiaries with respect to their properties and assets, or true and complete summaries of the material terms of such insurance policies. Section 3.18 of the Disclosure Schedule sets forth a list of all material insurance policies entered into since October 1, 2002 relating to the SPS Business that are not held by the Company or its Subsidiaries. Honeywell has Made Available to Purchaser historical property and casualty claims information with respect to the five
(5)-year period prior to the date hereof indicating pending and paid claims as of June, 2005. All insurance policies relating to the SPS Business are in full force and effect and the applicable insured parties have complied in all material respects with the provisions of such policies. None of Honeywell, the Company or its Subsidiaries has received: (i) any notice regarding any dispute by the applicable carrier of any of the existing insurance policies relating to the SPS Business or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies and, to the knowledge of Honeywell, no such disputes exist; or (ii) any notice from the applicable carrier regarding any refusal of coverage under, or any rejection of any claim under, any such policies and, to the knowledge of Honeywell, there is no basis for any such refusal of coverage or rejection of any such claim.

         3.19 FINDER'S FEE. Except for fees payable to the investment banks of Honeywell, whose fees and expenses in connection with the transaction contemplated hereby shall be the sole responsibility of Honeywell, none of Honeywell, the Company or its Subsidiaries has incurred any Liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Honeywell, the Company or its Subsidiaries.

         3.20 TRANSACTIONS WITH AFFILIATES. Except as described in the Financial Statements (or notes thereto) and identified as an Affiliate Transaction in the Financial

Statements, since December 31, 2003, neither Honeywell nor any of its Affiliates (excluding the Company and its Subsidiaries), has been a party to any agreement with or for the benefit of, or has provided services or benefits to or on behalf of, or has engaged in any material transactions with, the Company, any of its Subsidiaries or the SPS Business (other than in the ordinary course of business and on an arm's-length basis) (all such transactions, "AFFILIATE TRANSACTIONS").

         3.21     NO RELIANCE.  Honeywell agrees and acknowledges that:

                  (a) it is a sophisticated seller and has engaged advisors who are experienced in the purchase and sale of companies of a size comparable to the Company and its Subsidiaries;

                  (b) it has agreed to sell the Shares based on its own inspection, examination and determination with respect to all matters and without reliance upon any representations, warranties, communications or disclosures of any nature other than those set forth in this Agreement; and

                  (c) without limiting the generality of the foregoing, Honeywell, in entering into this Agreement, is relying solely on this Agreement including the representations and warranties set forth in this Agreement and, except as set forth in this Agreement and the certificate contemplated by
Section 6.3(c) and any other certificate that by its terms is delivered hereunder, none of Purchaser or any other Person makes any representation or warranty, express or implied, with respect to, and Honeywell expressly disclaims any reliance on: (i) the accuracy or completeness of any information, written or oral and in any form provided, which has been made available or which is made available after the date hereof regarding Purchaser, its respective business and operations or other related matters; (ii) any projections, estimates or budgets delivered to or made available to it or any of its agents, advisors, employees or representatives, or which is made available to it or any of its agents, advisors, employees or representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Purchaser or the future business and operations of the Purchaser and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries); (iii) any information, written or oral and in any form provided, made available to Honeywell or any of its agents, advisors, employees or representatives in presentations, functional "break-out" discussions, oral or written responses to questions submitted on behalf of Honeywell or other communications between Honeywell or any of its agents, advisors, employees or representatives, on the one hand, and Purchaser, any of its Subsidiaries or any of its agents, advisors, employees or representatives, on the other hand; or
(iv) any other information, written or oral and in any form provided, or documents previously made available or which are made available after the date hereof to it or any of its agents, advisors, employees or representatives with respect to Purchaser or its Subsidiaries, or their respective operations or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise. Nothing in this Section 3.21 shall be deemed to limit Honeywell's rights as set forth in this Agreement with respect to the representations, warranties and covenants set forth in this Agreement.

         3.22 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Purchaser agrees and acknowledges that, except as set forth in this Agreement (including the Disclosure Schedule), Honeywell makes no representation or warranty, express or implied, at law or in equity, with respect to the Company, its Subsidiaries, their respective businesses, the past, current or future financial condition or any of their assets, liabilities or operations, or their past, current or future profitability or performance, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, Honeywell expressly disclaims any representation or warranty that is not set forth in this Agreement.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Honeywell on the date hereof and at Closing (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties are made as of such earlier date), as follows:

         4.1 CORPORATE STATUS. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and Purchaser (a) has all requisite power and authority to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have to be so qualified, licensed or authorized would not have a Purchaser Material Adverse Effect.

         4.2 AUTHORITY. All corporate acts and other proceedings (including any stockholder or board approvals) required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization and delivery by Honeywell) this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3      NO CONFLICT; REQUIRED FILINGS.

                  (a) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser under, any provision of (i) the certificate of incorporation, by-laws or other organizational or governing documents of Purchaser, (ii) any Contract to which Purchaser is party or by which it is bound or (iii) any Governmental Order or, subject to the matters described in clauses (i) and (ii) of Section 4.3(b), Law applicable to Purchaser or its property or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Encumbrances that would not have a Purchaser Material Adverse Effect.

                  (b) No material consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act and (ii) those that, if not made or obtained, individually or in the aggregate, would not materially hinder or materially delay the Closing or result in a Purchaser Material Adverse Effect.

         4.4 LEGAL PROCEEDINGS. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates or any of their respective properties before any Governmental Authority except as would not reasonably be expected to have a Purchaser Material Adverse Effect.

         4.5 SUFFICIENT FUNDS. As of the date of this Agreement, Purchaser has sufficient funds or written commitments for sufficient funds pursuant to the Debt Commitment Letter (as defined below) and the MAFCO Letter (as defined below) and, assuming that the transactions contemplated by the Debt Commitment Letter and the MAFCO Letter are consummated in accordance with their terms, as of the Closing shall have sufficient funds, to enable it to pay the Purchase Price at the Closing as contemplated herein. For purposes hereof, "DEBT COMMITMENT LETTER" means the commitment letter with respect to the debt financing of the transactions contemplated hereby, a true and complete copy of which has been delivered to Honeywell on the date hereof and the "MAFCO LETTER" means the commitment letter, to be used to fund a portion of Purchaser's equity commitment in respect of the Purchase Price, a true and complete copy of which has been delivered to Honeywell on the date hereof.

         4.6      NO RELIANCE.Purchaser agrees and acknowledges that:

                  (a) it is a sophisticated purchaser and has engaged advisors who are experienced in the purchase and sale of companies of a size comparable to the Company and its Subsidiaries;

                  (b) it has agreed to purchase the Shares based on its own inspection, examination and determination with respect to all matters and without reliance upon any representations, warranties, communications or disclosures of any nature other than those set forth in this Agreement (including the Disclosure Schedule); and

                  (c) without limiting the generality of the foregoing, Purchaser, in entering into this Agreement, is relying solely on this Agreement including the representations and warranties set forth in this Agreement and, except as set forth in this Agreement, the Disclosure Schedule and the certificate contemplated by Section 6.2(c) and any other certificate that by its terms is delivered hereunder, none of Honeywell or any other Person makes any representation or warranty, express or implied, with respect to, and Purchaser expressly disclaims any reliance on: (i) the accuracy or completeness of any information, written or oral and in any form provided, which has been made available or which is made available after the date hereof regarding the Company, its Subsidiaries, their respective businesses and operations or other related matters; (ii) any projections, estimates or budgets delivered to or made available to it or any of its agents, advisors, employees or representatives, or which is made available to it or any of its agents, advisors, employees or representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries; (iii) any information included in the Confidential Information Memorandum dated July 2005 (as may be amended) or the draft business description and industry overview narrative provided to Purchaser, in each case related to the Company and its Subsidiaries, their respective businesses and operations or other matters; (iv) any information, written or oral and in any form provided, made available to it or any of its agents, advisors, employees or representatives in a "data room" (including on line data rooms), management presentations, functional "break-out" discussions, oral or written responses to questions submitted on behalf of it or other communications between it or any of its agents, advisors, employees or representatives, on the one hand, and the Company, any of its Subsidiaries or any of its agents, advisors, employees or representatives, on the other hand (it being understood that this Section 4.6 shall not limit any representation or warranty made by Seller in this Agreement (including the Disclosure Schedule) with respect to the accuracy or completeness of information Made Available to Purchaser or any of its agents, advisors, employees or representatives); (v) the probable success or profitability of the ownership, use or operation of the SPS Business by Purchaser after the Closing; or (vi) any other information, written or oral and in any form provided, or documents previously made available or which are made available after the date hereof to it or any of its agents, advisors, employees or representatives with respect to the Company or its Subsidiaries, the SPS Business or their respective operations or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise. Nothing in this Section 4.6 shall be deemed to limit Purchaser's rights as set forth in this Agreement with respect to the representations, warranties and covenants set forth in this Agreement.

         4.7 INVESTMENT INTENT. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits associated with the acquisition of the Shares and is acquiring the Shares for its own account for investment, with no present intention of making a public distribution thereof.

Purchaser will not sell or otherwise dispose of the Shares in violation of the Securities Act of 1933, as amended, or any state securities laws.

         4.8 FINDER'S FEE. Purchaser has not done anything to cause any of Honeywell, the Company, its Subsidiaries or their respective stockholders, option holders, directors, officers or Affiliates to incur any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

         4.9 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Honeywell acknowledges and agrees that, except as set forth in this Agreement, Purchaser makes no representation or warranty, express or implied, at law or in equity, with respect to Purchaser, its Subsidiaries, its businesses or financial condition or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

                                    ARTICLE V
                                    COVENANTS

         5.1 INTERIM OPERATIONS OF THE COMPANY. From and after the date hereof until the Closing Date (or earlier termination of this Agreement), Honeywell shall cause the Company and its Subsidiaries to conduct their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws and use their commercially reasonable efforts to preserve intact the assets of, and the business organizations and relationships with employees and third parties having material business dealings with, the Company and its Subsidiaries. Without limiting the generality of the foregoing, except (1) as otherwise expressly required by this Agreement (including the actions contemplated by Section 10.10(a) and Section 10.11), (2) for actions approved in advance by Purchaser in writing (which approval shall not be unreasonably withheld or delayed), or (3) as set forth on Section 5.1 of the Disclosure Schedule, from and after the date hereof until the Closing Date (or earlier termination of this Agreement), Honeywell shall cause the Company and its Subsidiaries not to take any of the following actions:

                  (a) adopt any change in their respective certificates of incorporation or bylaws or other similar organization or governing documents;

                  (b) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

                  (c) (i) issue, sell, transfer, pledge, dispose of or encumber the Shares or any shares of capital stock of the Subsidiaries of the Company, (ii) split, combine, subdivide or reclassify the Shares or any shares of capital stock of the Subsidiaries of the Company, (iii) declare, set aside or pay any dividend or other distribution, other than dividends or other distributions payable in cash on or prior to the

Closing, with respect to the Shares or any shares of capital stock of the Subsidiaries of the Company or (iv) redeem, purchase or otherwise acquire directly or indirectly the Shares or any shares of capital stock of the Subsidiaries of the Company;

                  (d) except as required by applicable Law, (i) adopt, establish or enter into an agreement to adopt or establish any plan, policy, agreement or arrangement that would be a Plan if established or adopted on or prior to the date hereof, (ii) increase the benefits under any Plans or modify any Plan where such modification has a cost impact on the Company or its Subsidiaries or (iii) increase the salary or bonus payable to any employee of the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice; PROVIDED, HOWEVER, that nothing in this Agreement shall prevent the Company or its Subsidiaries from entering into employment agreements with new employees or severance agreements (other than officers or directors or other key employees) in the ordinary course of business consistent with past practice; PROVIDED, FURTHER, that no such agreements with new employees or severance agreement shall provide for benefits upon or following a "change of control"; and PROVIDED, FURTHER, that the cost impact of all actions permitted pursuant to this clause (d) shall not exceed $250,000 in the aggregate, excluding any actions required by applicable Law;

                  (e) enter into or consummate any transaction involving the acquisition of the business, stock, or material assets or other properties of any other Person (other than acquisitions of inventory or other business assets in the ordinary course of business consistent with past practice);

                  (f) sell, lease, license or otherwise dispose of any material amount of assets, tangible or intangible, or property, except pursuant to existing Material Contracts and except for sales of inventory or other business assets in the ordinary course of business consistent with past practice;

                  (g) other than in the ordinary course of business consistent with past practice or as otherwise required by the Code or applicable Laws, (i) make or rescind any material Tax election with respect to the Company or its Subsidiaries or file any amended Tax Returns, (ii) change any of its material methods of reporting income or deductions for Tax purposes, (iii) compromise any Tax liability of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries or (iv) issue a waiver to extend the period of limitations for the payment or assessment of any Tax;

                  (h) (i) other than in the ordinary course of business consistent with past practice, incur any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for assumptions, guarantees or endorsements of the ordinary course obligations of any Subsidiary of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person (other than to Subsidiaries of the Company or customary loans or advances to employees, in each case in the ordinary course of business consistent with past practice) or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances);

                  (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices (including the Specified Accounting Policies and any procedures with respect to the payment of accounts payable and collection of accounts receivable) used by the Company and its Subsidiaries;

                  (j) manage working capital other than in the ordinary course of business consistent with past practice, including not extending the payment of accounts payable, accelerating the collection accounts receivable or failing to maintain and manage inventory levels, in each case, other than in the ordinary course of business consistent with past practice;

                  (k) enter into, terminate, modify or amend or waive any pricing provision or other material provisions of, any Material Contract;

                  (l) change the material terms and conditions of their business relationships with Key Customers or Key Suppliers;

                  (m) temporarily or permanently (i) terminate or close any facility or (ii) disrupt production or call center functioning;

                  (n) write up or down of any of the assets of the Company or its Subsidiaries individually or in the aggregate in excess of $2,500,000 other than as may be required by GAAP or applicable Laws;

                  (o) settle, discharge or compromise any material action, claim, action, suit, investigation or proceeding or enter into any material consent decree, injunction or similar restraint or form of equitable relief in settlement thereof;

                  (p) incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent in all material respects with the 2005 capital expenditure budget attached as Section 5.1(p) of the Disclosure Schedule or enter into any new line of business;

                  (q) make any material purchase commitment not in the ordinary course of business consistent with past practice; or

                  (r) authorize, or agree or commit to do, whether in writing or otherwise, any of the foregoing.

         5.2      FILINGS WITH GOVERNMENTAL AUTHORITIES.

                  (a) Honeywell and Purchaser shall as promptly as practicable, but in no event later than ten (10) business days after the date hereof, cause to be filed with the FTC and the DOJ the notification and report form pursuant to the HSR Act required for the transactions contemplated hereby. Honeywell and Purchaser shall, as promptly as practicable, comply with any request for additional information and documents pursuant to the HSR Act. Honeywell and Purchaser shall inform the other promptly of any communication made by or on behalf of such party to (including permitting the other party to review such communication in advance), or received from, the FTC or the DOJ and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under the HSR Act. Honeywell and Purchaser shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ, and shall comply promptly with any such inquiry or request. Neither party shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiries unless it consults with the other party in advance, and to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat.

                  (b) Purchaser shall as promptly as reasonably practicable use its best efforts to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any U.S. federal, state, local or foreign antitrust or competition Governmental Authority so as to enable the parties to expeditiously close the transactions contemplated by this Agreement, including committing to or effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its assets or businesses, or of the business to be acquired by it pursuant to this Agreement, as is required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, without limiting the generality of the foregoing regarding Governmental Authorities, Purchaser agrees to take promptly any and all steps necessary to attempt to vacate or lift any order or other restraint relating to antitrust matters that would have the effect of making the transaction contemplated by this Agreement illegal or otherwise prohibiting its consummation. Honeywell shall, and shall cause the Company and its Subsidiaries to, reasonably cooperate with Purchaser in connection with Purchaser's obligations pursuant to this Section 5.2(b).

                  (c) The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority (excluding the actions and filings described in Section 5.2(a)) is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any material Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and the Confidentiality Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

         5.3 CONSENTS. Except as contemplated in Section 5.2, Purchaser, on the one hand, and Honeywell, on the other hand, shall each use its reasonable best efforts to obtain all consents (including all consents identified in good faith by any of the parties as required under any Contract) and authorizations required in connection with the consummation of the transactions contemplated by this Agreement, including obtaining the consents and authorizations and making the filings referred to in Sections
3.3 and 4.3; PROVIDED, HOWEVER, that neither Purchaser, on the one hand, nor Honeywell, on the other hand, will be obligated to make any material payment to any Person from whom consent or authorization is requested.

         5.4      CONFIDENTIALITY; ACCESS TO INFORMATION.

                  (a) Purchaser acknowledges that the information being Made Available to it by Honeywell or its Subsidiaries (or their respective agents or representatives) is subject to the terms of a confidentiality agreement, dated June 2, 2005, between MacAndrews & Forbes Holdings, Inc. and Honeywell (the "CONFIDENTIALITY AGREEMENT"), the terms of which are incorporated herein by reference, and Purchaser hereby agrees to be bound by all of the obligations of MacAndrews & Forbes Holdings, Inc. under the Confidentiality Agreement as if Purchaser were an original party to the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; PROVIDED, HOWEVER, that Purchaser hereby acknowledges its confidentiality obligations in the Confidentiality Agreement will terminate only with respect to information relating to the businesses of the Company and its Subsidiaries; PROVIDED, FURTHER, that Purchaser acknowledges that any and all other information provided or Made Available to it by Honeywell or its Subsidiaries (or their respective agents or representatives) concerning Honeywell or their its Subsidiaries will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

                  (b) Honeywell shall, subject to compliance with applicable Laws, provide Purchaser access and the opportunity to make such investigation of the management, employees, properties, businesses and operations of the Company and its Subsidiaries, and such examination of the books, records and financial condition of the Company and its Subsidiaries, as it reasonably requests (excluding any subsurface or other intrusive investigation of real or personal property). Any confidential information provided pursuant to this Section 5.4(b) shall, subject to Section 5.4(a), be kept confidential by Purchaser and will be subject to applicable Law and the terms of the Confidentiality Agreement. Any such investigation and examination will be conducted under reasonable circumstances after appropriate advance notice and in a manner so as not to unreasonably interfere with the conduct of the SPS Business. No investigation pursuant to this Section 5.4 shall affect any representation or warranty by Honeywell in this Agreement or any condition to the obligations (or indemnification or other rights) of Purchaser hereunder.

         5.5 PUBLICITY. Honeywell shall not, and shall not permit the Company or its Subsidiaries to, and Purchaser shall not, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Honeywell or Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Honeywell or Purchaser lists its securities; PROVIDED that, to the extent required by applicable Law or by the rules of any stock exchange, the party intending to make such release or announcement shall use its reasonable best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

         5.6      BOOKS AND RECORDS.

                  (a) Honeywell shall use reasonable best efforts to deliver or cause to be delivered to Purchaser at Closing all properties, books, records, Contracts, information and documents relating to the SPS Business that are not then in the possession or control of the Company or its Subsidiaries. As soon as is reasonably practicable after the Closing, Honeywell will deliver or cause to be delivered to Purchaser any remaining properties, books, records, Contracts, information and documents relating to the businesses of the Company and its Subsidiaries that are not already in the possession or control of the Company or its Subsidiaries. Subject to Section 5.15 of this Agreement, Honeywell shall be permitted to retain one (1) copy of materials that have been Made Available to Purchaser solely for archival record-keeping purposes.

                  (b) Subject to Section 7.2(a) (relating to the preservation of Tax records), Honeywell and Purchaser agree that each of them will preserve and keep the records held by it relating to the businesses of the Company and its Subsidiaries for a period of ten (10) years from the Closing Date in accordance with their respective corporate records retention policies; PROVIDED, HOWEVER, that prior to disposing of any such records in accordance with such policies, the applicable party shall provide written notice to the other party of its intent to dispose of such records and shall provide such other party the opportunity to take ownership and possession of such records (at such other party's sole expense) to the extent they relate to such other party's business or obligations within 30 days after such notice is delivered. If such other party does not confirm its intention in writing to take ownership and possession of such records within such 30-day period, the party who possesses the records may proceed with the disposition of such records. Honeywell and Purchaser shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against, or governmental investigations of Honeywell or Purchaser or any of their respective Affiliates or in order to enable Honeywell or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby or to the extent necessary in connection with their respective financial reporting or tax reporting obligations relating to any period ending on or before the Closing Date.

         5.7 FURTHER ACTION. Honeywell and Purchaser shall use their respective reasonable best efforts to (i) take, or cause to be taken, all actions (within their respective control) necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

         5.8 EXPENSES. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses except as expressly provided herein (it being understood that, except for immaterial expenses that are fully reflected as current liabilities in Final Net Working Capital, all such out-of-pocket costs and expenses of the Company or any of its Subsidiaries, other than those incurred in connection with Purchaser's financing hereunder, shall be paid by Honeywell at or prior to Closing). Notwithstanding the foregoing, Purchaser and Honeywell shall each pay one-half of any fees required to be paid under the HSR Act.

         5.9      NOTIFICATION OF CERTAIN MATTERS.

                  (a) Each party shall give prompt notice to the other of the following:

                           (i) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence could reasonably be expected to cause any of the conditions precedent set forth in Article VI not to be satisfied; and

                           (ii) the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by any party or any of its Affiliates from any Governmental Authority or other third party with respect to this Agreement or the transactions contemplated hereby.

                  (b) Honeywell shall use its reasonable best efforts to keep Purchaser promptly informed of any material development related to any Partner Contract or Direct Contract.

                  (c) No notification pursuant to this Section 5.9 shall affect any representation or warranty by Honeywell in this Agreement or any condition to the obligations (or indemnification or other rights) of Purchaser hereunder.

         5.10     EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

                  (a) The employees of the Company and its Subsidiaries as of the Closing (the "AFFECTED EMPLOYEES") shall remain employees of the Company and its Subsidiaries immediately following the Closing; PROVIDED, that nothing in this Agreement shall limit or affect Purchaser's right to terminate the employment of any such Affected Employee at any time following the Closing. Honeywell and its Affiliates shall also agree to allow for the transfer of any of the employees listed on Schedule 5.10(a) of the Disclosure Schedule to the Company and its Subsidiaries, on or prior to the Closing, at Purchaser's option, subject to the continued recognition of any related severance obligations and consent of any such employee. Purchaser acknowledges and agrees that Company and its Subsidiaries shall be solely responsible for all Liabilities arising out of or related to any Plan (including Liabilities attributable to periods prior to Closing). The foregoing, however, shall not limit Purchaser's rights under
Article IX for breaches of representations, warranties, covenants and agreements.

                  (b) For a period of not less than twelve (12) months following the Effective Time, Purchaser shall provide, or shall cause its Affiliates or the Company and its Subsidiaries, as applicable, to provide, compensation and health and welfare and defined contribution plan benefits that are substantially comparable in the aggregate to the compensation and health and welfare and defined contribution plan benefits provided to the Affected Employees immediately prior to the Closing. Purchaser or its Affiliates shall comply (or shall cause the Company and its Subsidiaries to comply) with the terms of all Plans in effect immediately prior to the Effective Time, subject to any reserved right to amend or terminate any Plan; PROVIDED, HOWEVER, that no such amendment or termination may be inconsistent with Purchaser's obligations pursuant to this Section 5.10.

                  (c) Affected Employees shall be given credit for all service with the Company and its Subsidiaries (or service credited by the Company or its Subsidiaries, if greater) under all employee benefit plans and arrangements currently maintained or established in the future by Purchaser, its Affiliates, the Company or any of its Subsidiaries in which they are or become participants for purposes of participation, eligibility, vesting, and level of benefits (but not for benefit accruals under any defined benefit pension plan or any plan providing post-retirement medical, dental or prescription drug benefits or as would otherwise result in duplication of benefits). Purchaser, its Affiliates, the Company and its Subsidiaries shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Purchaser, its Affiliates, the Company and its Subsidiaries to be waived with respect to Affected Employees and their eligible dependents to the extent waived under the corresponding Company Employee Benefit Plan in which the applicable Affected Employee participated prior to the Effective Time (to the extent permitted by the applicable welfare plans and as required by applicable Law).

                  (d) No later than five (5) business days prior to the Closing Date, Honeywell shall provide Purchaser with a list setting forth the number of employees terminated or to be terminated from each site of employment of the Company and of each of its Subsidiaries during the 90-day period ending on the Closing Date for reasons qualifying the termination as "employment losses" under the WARN Act and the date of each such termination with respect to each termination; provided, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to the WARN Act.

         5.11     INDEBTEDNESS; INTERCOMPANY ACCOUNTS.

                  (a) No later than the Closing Date, (x) Honeywell shall discharge (or otherwise cause to be extinguished), or shall cause its applicable Subsidiaries to discharge (or otherwise cause to be extinguished) any and all Indebtedness of the Company and its Subsidiaries (other than (i) Indebtedness owing from one member of the SPI Group to another member of the SPI Group (unless Purchaser shall have given written notice to Honeywell on or prior to the earlier of (i) December 1, 2005 or (ii) ten (10) business days prior to the Closing that any such Indebtedness be discharged or extinguished), (ii) any letters of credit and (iii) any surety bonds) and (y) Honeywell shall, or shall cause its applicable Subsidiaries, to terminate or cancel or otherwise extinguish any and all intercompany accounts and Contracts (provided that items 3, 4 and 9 set forth in Section 3.13(a)(vii) of the Disclosure Schedule shall not be so terminated and extinguished but shall be addressed as provided in Section 5.11(d) and Section 5.12 of this Agreement, to the extent applicable) and other intercompany Indebtedness between any of Honeywell or its Subsidiaries (other than the SPI Group), on the one hand, and the SPI Group, on the other hand. For the avoidance of doubt, and without limiting Honeywell's obligations to indemnify for Excluded Liabilities, the obligations to discharge or extinguish Indebtedness pursuant to this Section 5.11(a) shall not apply to the items listed in Section 3.13(a)(iv)(A), (B) or
(C) of the Disclosure Schedule but shall apply to all of the items listed in
Section 3.13(a)(iv)(D) of the Disclosure Schedule; PROVIDED, HOWEVER, that, notwithstanding the foregoing but subject to the following sentence, the Indebtedness set forth in item 1 of Section 3.13(a)(iv)(D) of the Disclosure Schedule shall not be discharged or extinguished if (x) Honeywell shall not have elected to effect the Restructuring Transactions pursuant to Section 10.11 and
(y) Purchaser shall have given written notice to Honeywell on or prior to the earlier of (i) December 1, 2005 or (ii) ten (10) business days prior to the Closing that such Indebtedness shall remain outstanding. In the event Honeywell elects to effect the Restructuring Transactions and Purchaser gives written notice to Honeywell on or prior to the earlier of (i) December 1, 2005 or (ii) ten (10) business days prior to the Closing that such Indebtedness shall remain outstanding as an obligation of the Company or any of its Subsidiaries (as of the Closing giving effect to the Restructuring Transactions), Honeywell shall cause the receivable in respect of such Indebtedness to be contributed to Security Printing, Inc. or assigned to Novar USA Inc., provided that such contribution or assignment will not have any adverse consequences to Honeywell. Notwithstanding anything to contrary contained in this Agreement, if Honeywell elects to effect, and effects, the Restructuring Transactions pursuant to
Section 10.11, Honeywell shall not be obligated to discharge or extinguish (or cause to be discharged or extinguished) any Indebtedness of Novar Finance, Inc., Novar Holdco, Inc. or Novar Investments (USA) Inc. owed to any Person (other than the Company or its Subsidiaries as of Closing Date after giving effect to the Restructuring Transactions).

                  (b) To the extent that any obligations of the Company or its Subsidiaries (determined as of the Closing Date after giving effect to the Restructuring Transactions, if applicable) are secured by a letter of credit or guarantee by Honeywell or any of its Subsidiaries (other than any of the Company or its Subsidiaries determined as of the Closing Date after giving effect to the Restructuring Transactions, if applicable) (all of which are set forth in
Section 5.11(b) of the Disclosure Schedule and, if Honeywell elects to effect, and effects, the Restructuring Transactions pursuant to Section 10.11, item 6 of
Section 3.13(a)(iv)(C) of the Disclosure Schedule but only to the extent that it relates to the SPS Business), and such letters of credit or guarantees cannot be discharged or extinguished prior to or at the Closing Date, Purchaser and Honeywell shall use their commercially reasonable efforts to (i) cause Purchaser or one of its Affiliates to be substituted for Honeywell or a Subsidiary of Honeywell (other than the Company or its Subsidiaries), as applicable, with respect to (and cause Honeywell or such Subsidiary of Honeywell to be released from) such guarantees (or, if feasible on commercially reasonable terms, to cause such guarantees to be extinguished) prior to the Closing Date, and (ii) cause to be issued letters of credit as replacement letters of credit for, or back-to-back letters of credit supporting (for so long as the original letters of credit are in effect) such letters of credit (but, in each case, solely to the extent allocated to the SPS Business as set forth in Section 3.13(a)(iv)(C) of the Disclosure Schedule) prior to the Closing Date. To the extent such guarantees cannot be extinguished or substituted for, or such letters of credit cannot be replaced or supported by back-to-back letters of credit, at or prior to the Closing, Purchaser shall use its commercially reasonable efforts to do so as promptly as practicable following the Closing. In any event, Purchaser shall indemnify and hold Honeywell and its Subsidiaries (other than the Company and its Subsidiaries) harmless from and against (A) any and all Losses resulting from any payment following the Closing Date by any of Honeywell or its Subsidiaries (other than the Company and its Subsidiaries) under the guarantees or letters of credit set forth in Section 5.11(b) of the Disclosure Schedule or, if Honeywell elects to effect, and effects, the Restructuring Transactions pursuant to Section 10.11, item 6 of Section 3.13(a)(iv)(C) of the Disclosure Schedule (as well as any immaterial letters of credit or guarantees that Honeywell inadvertently excluded from Section 5.11(b) of the Disclosure Schedule) and (B) in the case of such letters of credit set forth in Section 5.11(b) of the Disclosure Schedule, any bank fees incurred by any of Honeywell or any of its Subsidiaries (other than the Company and its Subsidiaries) following the Closing Date to maintain such letters of credit, in any such case, only to the extent that such Losses, Liabilities or fees are (i) allocable to the SPS Business as set forth in
Section 3.13(a)(iv)(C) of the Disclosure Schedule and (ii) (x) relate to periods following the Closing or (y) are fully reflected as current liabilities in Final Net Working Capital. The foregoing sentence shall not apply to any Excluded Liability for which Honeywell has agreed to indemnify Purchaser pursuant to
Article IX.

                  (c) (i) With respect to the guarantees listed under items 6 and 7 of Section 3.13(a)(iv)(B) of the Disclosure Schedule (the "TERMINABLE GUARANTEES"), Honeywell shall cause Novar Holdco Inc., promptly but no later than ten (10) days after the date of this Agreement, to deliver termination notices to the beneficiaries of the Terminable Guarantees in accordance with the terms of such Terminable Guarantees and provide Purchaser with copies of such notices; (ii) with respect to all guarantees listed in Section 3.13(a)(iv)(B) of the Disclosure Schedule other than the Terminable Guarantees (the "OTHER GUARANTEES" and, together with the Terminable Guarantees, the "NOVAR GUARANTEES"), Honeywell shall use its commercially reasonable efforts (including using commercially reasonable efforts to assume any liabilities under such Other Guarantees) to cause the Other Guarantees to be terminated or assumed by Honeywell as a substitute guarantor or, if acceptable to the other party to, or beneficiary of, such Other Guarantee, any other Person (other than the Company or any of its Subsidiaries) pursuant to documentation reasonably satisfactory to Purchaser prior to the earlier to occur of (A) the Closing and (B) the closing of the sale of the "Indalex Aluminum Solutions" business to Indalex Holding Corp. or another third party; provided, however, that Honeywell shall be relieved of its obligations under this Section 5.11(c)(ii) with respect to any Other Guarantees if and at such time as Novar Holdco Inc. (or the Company or any of its

Subsidiaries, as the case may be) shall have been released and discharged from any liability thereunder pursuant to documentation reasonably acceptable to Purchaser (whether or not in connection with any substitution thereunder); and
(iii) with respect to all Novar Guarantees, Honeywell shall use its commercially reasonable efforts (including using commercially reasonable efforts to assume any liabilities under such Novar Guarantees) to cause Novar Holdco Inc. (or the Company or any of its Subsidiaries, as the case may be) from and after the Closing to be released and discharged from any Liability (whether arising prior to or following the Closing) under the Novar Guarantees pursuant to documentation reasonably satisfactory to Purchaser. From and after the date hereof, Honeywell shall not, and shall cause its applicable Subsidiaries not to,
(x) extend or amend (to the extent such amendment increases in any material respect the exposure of Novar Holdco Inc. (or the Company or any of its Subsidiaries, as the case may be)) the applicable Contracts underlying the Novar Guarantees or (y) incur any new Liabilities under such Contracts (other than Liabilities incurred prior to the Closing in the ordinary course), in each case, without the applicable Novar Guarantee being terminated or a Person (other than the Company or any of its Subsidiaries) being substituted for Novar Holdco Inc. (or the Company or any of its Subsidiaries, as the case may be) thereunder. Notwithstanding any of the foregoing to the contrary, Honeywell shall indemnify the Purchaser Indemnified Parties for all liabilities in respect of the Novar Guarantees pursuant to Article IX. Notwithstanding the foregoing, Honeywell shall not have any obligations under this Section 5.11(c) from and after such time as it elects to effect, and thereafter effects, the Restructuring Transactions pursuant to Section 10.11.

                  (d) With respect to the arrangement set forth under item 9 of Section 3.13(a)(vii) of the Disclosure Schedule, in the event such arrangement with respect to surety bonds associated with the SPS Business cannot be discharged or extinguished prior to or at the Closing, Purchaser shall use its commercially reasonable efforts (including using commercially reasonable efforts to assume any liabilities under such arrangement as it relates to the SPS Business) to either (i) cause Purchaser or one of its Subsidiaries to be substituted for Honeywell with respect to (and cause Honeywell to be released from) such arrangement as it relates to the SPS Business or (ii) cancel all such bonds such that Honeywell will have no liability with respect thereto under such arrangement as it relates to the SPS Business, in either case, prior to the Closing. To the extent such arrangement cannot be extinguished or substituted for, at or prior to the Closing, Purchaser shall use its commercially reasonable efforts to do so as promptly as practicable following the Closing. In any event, Purchaser shall indemnify and hold Honeywell and its Subsidiaries (other than the Company and its Subsidiaries) harmless from and against (A) any and all Losses resulting from any payment following the Closing Date by any of Honeywell or its Subsidiaries (other than the Company and its Subsidiaries) under such arrangement as it relates to the SPS Business and (B) any fees incurred by any of Honeywell or any of its Subsidiaries (other than the Company and its Subsidiaries) following the Closing Date to maintain such arrangement as it relates to the SPS Business.

         5.12     INSURANCE MATTERS.

                  (a) Except as set forth in Section 5.12(b), Honeywell shall use its commercially reasonable efforts to keep, or cause to be kept, all insurance policies presently maintained that are material to the conduct of the businesses of the Company and its Subsidiaries and their properties, or replacements therefor, in full force and effect through the Closing. Except with respect to the Occurrence Policies, as defined in Section 5.12(b), coverage for the Company and its Subsidiaries shall terminate as of the Closing Date under policies not directly held by the Company or any of its Subsidiaries.

                  (b) Prior to the Closing Honeywell shall use commercially reasonable efforts to cause any carriers who have underwritten any global, primary casualty and excess liability insurance policies which provides insurance coverage to the Company and its Subsidiaries on an "occurrence" basis (the "OCCURRENCE POLICIES") to continue to make coverage available to the Company and its Subsidiaries following the Closing Date for claims arising out of occurrences prior to the Closing Date. Honeywell acknowledges (without making any representation with respect to such Occurrence Policies, except as set forth in Section 3.18) the right of Purchaser for access to the benefit of insurance for such pre-Closing occurrences under the historic Occurrence Policies which have provided coverage to the Company and its Subsidiaries. Following the Closing Date, each of the parties shall reasonably cooperate with and assist the other party, at such other party's expense, in issuing notice of claims under the Occurrence Policies, presenting such claims for payment and collecting insurance proceeds related thereto; PROVIDED, HOWEVER, that any right that Purchaser shall have under the policies shall be limited to the terms and conditions set forth therein. Purchaser shall promptly reimburse Honeywell and its Affiliates (other than the Company and its Subsidiaries) for any out-of-pocket costs and expenses incurred by any of Honeywell or such Affiliates in connection with Honeywell's obligations under this Section 5.12(b) (including any out-of-pocket costs and expenses incurred in connection with maintaining or replenishing any loss fund or similar arrangement required under the Occurrence Policies) (it being understood that Purchaser shall use its commercially reasonable efforts to cause Purchaser or one of its Subsidiaries to be substituted for Novar Inc. with respect to the portion of any loss fund or similar arrangement associated with the SPS Business (and cause Novar Inc. to be released with respect to such portion)).

                  (c) On or prior to the Closing Date, Honeywell shall use commercially reasonable efforts to cause the underwriters and insurers of any fiduciary liability policies and directors & officers liability insurance policies which provide insurance coverage to any officer, director or employee of the Company and any of its Subsidiaries (collectively, the "D&O POLICIES") to provide quotations for extended coverage to individuals who will be officers, directors or employees of the Company or any of its Subsidiaries following the Closing for a period of up to six (6) years on a "trailing" or "run-off" basis on terms no less favorable (as determined by the parties acting reasonably) to such D&O Policies maintained in effect by Honeywell or its Affiliates on the date hereof (the "RUN-OFF COVERAGE"). Before entering into any agreement with respect to Run-Off Coverage, Honeywell shall obtain Purchaser's consent to purchase such Run-Off Coverage. Any such purchase shall be at Purchaser's sole cost and expense. Amounts paid pursuant to this Section 5.12 shall be disregarded for purposes of preparing the Preliminary Working Capital Statement or calculating the Final Working Capital Statement pursuant to Section 2.3.

         5.13 NON-SOLICITATION OF EMPLOYEES. From and after the date hereof and through the second anniversary of the Closing Date, Honeywell shall not (and shall cause each of its Affiliates not to), without the prior written consent of Purchaser, directly or indirectly, solicit or hire any employee of the Company or its Subsidiaries (other than clerical or non-salaried employees); provided, HOWEVER, the foregoing shall not prohibit Honeywell from (a) engaging in the general solicitation (whether by newspaper, trade publication or other periodical) of employees (or hiring any employees that respond to such general solicitation) so long as such solicitation is not directed at employees of the Company or its Subsidiaries or at employees in the industries in which the SPS Business operates as of the date hereof or the Closing Date, or (b) soliciting or hiring any such employee (other than clerical or non-salaried employees) who is no longer employed by the Company or its Subsidiaries and has not been an employee of the Company or its Subsidiaries for at least six (6) months prior to such solicitation or employment by Honeywell or its Affiliates.

         5.14     NON-COMPETITION.

                  (a) For a period of two (2) years from the Closing Date, Honeywell agrees that it will not, and will cause its Subsidiaries not to, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other Person, own, manage, operate, control, participate in, acquire more than five percent (5%) of (or the right to acquire more than five percent (5%) of) any class of voting securities of, perform services for, or otherwise carry on, a business which is in competition with the SPS Business (a "COMPETING BUSINESS"). The restrictions set forth in this Section 5.14(a) shall not be construed to prohibit or restrict Honeywell or any of its controlled Affiliates from acquiring any Person or business that engages in any Competing Business provided that (i) such activities do not constitute the principal activities of the Person or business to be acquired (based on the sales of such business during the preceding four (4) full calendar quarters) and (ii) if the Competing Business constitutes in excess of five percent (5%) of the revenues of the Person or business acquired, Honeywell will divest that portion of such Person or business that engages in the Competing Business within nine (9) months after such acquisition.

                  (b) Notwithstanding anything to the contrary in this Agreement, the prohibitions in Section 5.14(a) shall not apply to (i) any businesses or operations of Honeywell or any of its Subsidiaries which are transferred to any third party (other than to a Subsidiary of Honeywell) after the date hereof, or (ii) to any Subsidiaries of Honeywell the stock of which is transferred to any third party (other than to a Subsidiary of Honeywell) after the date hereof.

                  (c) Honeywell acknowledges and agrees that the remedy at Law for any breach, or threatened breach, of any of the provisions of this
Section 5.14 will be inadequate and, accordingly, Honeywell covenants and agrees that Purchaser shall, in addition to any other rights and remedies which Purchaser may have at Law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, Honeywell and Purchaser agree that the terms of the covenant in this
Section 5.14 are fair and reasonable in light of Purchaser's plans for the SPS Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in this Section 5.14 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 5.14 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

         5.15     SPS CONFIDENTIAL INFORMATION.

                  (a) Honeywell acknowledges and agrees that the books, records, data and other documents and confidential information concerning the SPS Business and/or the products, services, customer development information (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, pricing, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information of or to the extent relating to the SPS Business, the Company or any of its Subsidiaries are considered by Purchaser to be confidential and in the nature of trade secrets, and are valuable, special and unique assets of the SPS Business, access to and knowledge of which are essential to preserve the goodwill, customer relationships and ongoing business relationships of the SPS Business for the benefit of Purchaser. Honeywell further agrees that all knowledge and information described in the preceding sentence that is not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this or any other confidentiality agreement by Honeywell or any of its Affiliates) shall be considered confidential information (collectively, the "SPS CONFIDENTIAL INFORMATION"). For the avoidance of doubt, the term "SPS Confidential Information" shall not include information that (i) does not relate to the SPS Business, (ii) becomes available to Honeywell or any of its Affiliates on a non-confidential basis from a source other the Company or any Subsidiary of the Company, PROVIDED that to Honeywell's or any of its Affiliates' knowledge such source is not bound by a confidentiality agreement with or similar obligation to Purchaser, the Company or their Affiliates with respect to such information,
(iii) is independently developed by Honeywell or any of its Affiliates under circumstances not involving a breach of this Section 5.15, or (iv) is publicly disclosed pursuant to a lawful requirement or request from a Governmental Authority acting within its jurisdiction, or non-confidential disclosure is otherwise required by Law. As used in this Section 5.15, "knowledge" shall mean the knowledge of Honeywell and its Affiliates and not the knowledge of the individuals set forth in Section 10.2(a)(xvi) of the Disclosure Schedule.

                  (b) Honeywell hereby agrees that following the Closing Date it shall hold the SPS Confidential Information in confidence and not use or disclose or cause or permit to be used or disclosed any of the SPS Confidential Information for any reason or purpose whatsoever, except and to the extent any disclosure of SPS Confidential Information is required by Law or appropriate court order and sufficient advance written notice thereof, if permitted, is provided to Purchaser to permit Purchaser to seek a protective order or other appropriate remedy. The foregoing obligations of Honeywell and its Subsidiaries shall be in addition to and not lieu of any protections available to Purchaser pursuant to any applicable Law regarding the protection of trade secrets. The provisions of this Section 5.15 shall expire on the fifth anniversary of the Closing.

         5.16 OTHER TRANSACTIONS. Honeywell shall, and shall cause each of its Affiliates and Subsidiaries to, and shall direct its representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an investment in or takeover proposal for the Company, the SPS Business or any Subsidiary of the Company or other substantial portion thereof. Honeywell shall promptly, and in any event not later than ten (10) days following the date hereof, request that each Person who has executed a confidentiality agreement in connection with that Person's consideration of a transaction involving the Company or the SPS Business return or destroy all non-public information furnished to that Person by or on behalf of Honeywell or its Subsidiaries.

         5.17     FINANCING.

                  (a) Purchaser shall use its reasonable best efforts to arrange and obtain as of the Closing the debt financing under, and on the terms and conditions described in, the Debt Commitment Letter (the "DEBT FINANCING"), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy or cause to be waived all conditions in such definitive agreements. Prior to the Closing, Purchaser shall not agree to any amendment or modification of the Debt Commitment Letter that would adversely affect Purchaser's ability to consummate the transactions contemplated hereby without the prior written consent of Honeywell. To the extent that the Debt Commitment Letter is terminated or any or all of the borrowings or amounts under the Debt Commitment Letter are otherwise unavailable for any reason, Purchaser shall give Honeywell prompt notice thereof and use its reasonable best efforts (with the reasonable cooperation of Honeywell) to arrange for alternative financing in an amount at least equal to that contemplated by the Debt Commitment Letter, provided that nothing shall obligate Purchaser to enter into any replacement financing if the terms and conditions of such replacement financing are materially less favorable to Purchaser than the terms and conditions of the Debt Commitment Letter;

                  (b) As soon as reasonably practicable, Honeywell shall provide, and shall cause its Subsidiaries (including the Company) and its and their representatives to provide, including through the employees of the Company and its Subsidiaries or any employees of Honeywell and its Affiliates who are actively involved in the SPS Business, reasonable and customary cooperation in connection with the arrangement of the Debt Financing as may be requested by Purchaser (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including:

                           (i)      participation in meetings, drafting
         sessions, road show presentations, bank presentations, rating agency presentations and due diligence sessions at times to be mutually agreed and after reasonable notice;

                           (ii) furnishing Purchaser and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Purchaser and to the extent reasonably available;

                           (iii) assisting Purchaser and its financing sources in the preparation of (A) an offering document for any debt raised to complete the transactions contemplated hereby, (B) materials for rating agency presentations, and (C) business projections;

                           (iv) preparation, review and provision of the following historical financial statements required for the offering documents for the Debt Financing (A) audited annual financial statements (statements of income, cash flow statements, statements of stockholder equity for the 2002, 2003 and 2004 fiscal years and balance sheets as of December 31, 2003 and 2004) and notes thereto of the Company and its Subsidiaries (the "NOVAR GROUP"), (B) unaudited interim financial statements (statements of income and cash flow statements for the nine months ended September 30, 2005 and the nine months ended September 30, 2004 and an unaudited balance sheet as of September 30,
         2005) of the Novar Group, (C) audited financial statements of the SPI Group, for the 2001 and 2000 fiscal years, sufficient for the preparation of selected financial statements for those fiscal years complying with Item 301 of Regulation S-K, (D) a "Management's Discussion and Analysis of Financial Condition and Results of Operations," relating to the Novar Group, for the periods described in
         (A) and (B), above, complying with Item 303 of Regulation S-K and (E) a section relating to "Quantitative and Qualitative Disclosures About Market Risk" for the Novar Group, complying with Item 305 of Regulation S-K. The periods presented in the financial statements described in (A) and (B) above shall be updated by Honeywell (or its accountants) for the periods required in order for such information to comply with applicable requirements of Regulation S-X with respect to the staleness of such information, and the information described in (D) and (E) above shall be updated by Honeywell (or its accountants) to reflect any such update in the financial statements described in (A) and (B). Collectively, all of the items described above in this clause (iv) are referred to in this Agreement as the "DEBT FINANCING HISTORICAL FINANCIAL INFORMATION." Collectively, all of the items described in (A) and (B) of this clause (iv) are referred to in this Agreement as the "RECENT FINANCIAL STATEMENTS." If the

         Closing Date occurs after December 31, 2005, then, to the extent preliminary financial information for the year ending December 31, 2005 with respect to the SPI Group is available, Honeywell shall use its commercially reasonable efforts to provide such available information to Purchaser prior to the Closing Date. All of the financial statements described in (A), (B) and (C) above shall be prepared in accordance with GAAP and shall comply in all material respects with Regulation S-X as in effect from time to time for such financial statements if they were to be included in a Registration Statement on Form S-1 of the Novar Group (in the case of the financial statements described in (A) and (B) above) or the SPI Group (in the case of the financial statements described in (C) above), relating to debt securities and related guarantees issued by the Novar Group or SPI Group, as applicable. The 2005 financial statements described in (B) above shall reflect specific allocations of the purchase price paid by Honeywell for the Novar Group, in accordance with Statements of Financial Accounting Standards No. 141, "Business Combinations." It is acknowledged and understood by Purchaser and Honeywell and its Subsidiaries that the periods to be presented in the financial statements described in (B) above will include financial statements prepared on a predecessor basis with respect to the period from January 1, 2005 to March 31, 2005;

                           (v) fully cooperating in the preparation of pro forma financial information (and notes thereto) for the Novar Group (including by providing supplemental historical information and assisting and advising in the calculation of all necessary allocations), prepared (except in the case of clause (D) below) in accordance with Article 11 of Regulation S-X, giving pro forma effect to the transactions contemplated by this Agreement and the financing and other transactions related thereto, including (A) a pro forma balance sheet as of September 30, 2005, (B) a pro forma income statement for the nine months ended September 30, 2005, (C) a pro forma income statement for the fiscal year ended December 31, 2004 and (D) a pro forma income statement for the 12 months ended September 30, 2005. The Debt Financing Pro Forma Financial Information shall be updated for the periods required in order for such information to comply with applicable requirements of Regulation S-X with respect to the staleness of such information. The financial information described above in this clause (v) is referred to in this Agreement as the "DEBT FINANCING PRO FORMA FINANCIAL INFORMATION";

                           (vi) reasonably cooperating with the marketing efforts of Purchaser and its financing sources for any debt raised by Purchaser to complete the transactions contemplated hereby;

                           (vii)    reasonably facilitating the pledge of
         collateral;

                           (viii) providing reasonable assistance to Purchaser in the negotiation of the specific terms of the Debt Financing, including participating in meeting and drafting sessions with respect to the terms of any indenture, credit agreement or facility (and schedules thereto), the terms of any related security documents (and schedules thereto) and the terms of purchase agreements relating to debt securities (including representations and warranties);

                           (ix) using reasonable efforts to cause in-house legal counsel of the Company or its Subsidiaries to provide legal opinions on customary matters; and

                           (x) using reasonable efforts to cause the independent auditor of the Novar Group to cooperate in the arrangement of the Debt Financing, including by participating in meetings, drafting sessions and due diligence sessions and to provide any opinions, consents or comfort letters with respect to the Debt Financing Historical Financial Information that are, in each case, reasonably customary for offerings conducted under Rule 144A of the Securities Act of 1933, as amended (in the case of a Debt Financing that takes the form of an offering conducted under Rule 144A);

                  (c) Honeywell shall provide (or cause to be provided) unaudited financial information of the Novar Group, for the 2001 and 2000 fiscal years, sufficient for the preparation of selected financial data for those fiscal years complying with Item 301 of Regulation S-K (the "SELECTED FINANCIAL INFORMATION"). The Selected Financial Information shall be prepared in accordance with GAAP and shall comply in all material respects with Regulation S-X as in effect from time to time for such financial information if they were to be included in a Registration Statement on Form S-1 of the Novar Group, relating to debt securities and related guarantees issued by the Novar Group;

PROVIDED, that none of Honeywell or its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other Liability or cost or expense, and Purchaser shall indemnify and hold harmless Honeywell for any Liabilities that it may incur, solely in connection with any such financing or the actions contemplated by this Section 5.17, including the Selected Financial Information (other than the fees and expenses associated with the preparation, review and provision of the audited financial statements and unaudited financial statements of the Novar Group, which shall be borne by Honeywell or fully reflected as current liabilities in Final Net Working Capital) (it being understood that nothing shall be deemed to limit Purchaser's rights with respect to the representations, warranties and covenants set forth in this Agreement (including the Disclosure Schedule) or to the rights set forth in this Agreement, including Article VII or Article IX).

         5.18 CLOSING CASH BALANCE. Honeywell shall use its reasonable efforts to cause all cash and cash equivalents held by any of the Companies or their Subsidiaries as of the Effective Time to be transferred to Honeywell or one or more of its Subsidiaries (other than the Companies and their Subsidiaries) prior to the Closing; PROVIDED, HOWEVER, that to the extent any cash or cash equivalents held by any of the Companies or their Subsidiaries as of the Effective Time is not so transferred prior to the Closing, the amount of such cash and cash equivalents not so transferred shall be reflected as a current asset in the Preliminary Net Working Capital and the Final Net Working Capital.

         5.19 TRANSITION SERVICES. Prior to the Closing, Honeywell and Purchaser shall negotiate in good faith a transition services agreement for the provision of any services which either party may reasonably request (to the extent that such services have been performed by or on behalf of the SPS Business), which services shall be provided at an amount equal to the cost of providing such services (and, in any event, the recipient of such transition services shall be responsible for all out-of-pocket costs incurred by the provider thereof in connection with the provision of such services). In any event, Purchaser shall provide those services that are reasonably requested by Honeywell in connection with its preparation of any Tax Return that include the Company or any of its Subsidiaries and that relate to any pre-Closing period, including if appropriate the preparation of the entire Tax Return. Purchaser shall be entitled to charge Honeywell for such services an amount equal to the cost of internal salary time (without markup for any overhead) and out-of-pocket third party preparation fees.

         5.20     FUTURE TRANSACTION.

                  (a) In the event that Purchaser or any of its Affiliates consummates an SPS Divestiture on or prior to the one-year anniversary of the Closing Date and receives Net Consideration of at least Eight Hundred Seventy Five Million Dollars ($875,000,000), Purchaser shall pay to Honeywell, within twenty-five (25) business days following the consummation of such SPS Divestiture, an amount of cash (in immediately available funds) equal to 50% of the excess of such Net Consideration over Eight Hundred Seventy Five Million Dollars ($875,000,000).

                  (b)      For purposes hereof:

                           (i)      "NET CONSIDERATION" means, without
         duplication, the aggregate value of all consideration received by Purchaser or its Affiliates in an SPS Divestiture, which shall be calculated to include the value of all Indebtedness of the SPS Business which remains outstanding as of the closing of such SPS Divestiture (net of all cash and cash equivalents of the Company, its Subsidiaries or the SPS Business), in each case, net of all transactions fees and expenses and other out-of-pocket expenses incurred by Purchaser and its Affiliates in connection with such SPS Divestiture.

                           (ii) "SPS DIVESTITURE" means any sale or other disposition, in one transaction or a series of related transactions, of all or substantially all of the SPS Business (whether by way of asset sale, stock offering or sale, distribution, merger, reorganization, liquidation or the like); PROVIDED, HOWEVER, that none of (x) a spin-off or other disposition of all or any portion of the SPS Business to the stockholders of Purchaser (or any successor thereof), (y) any change of control, or other issuance, sale or disposition of the equity securities, of Purchaser (or any successor thereof) or (z) any other sale, issuance or other disposition of the SPS Business to an Affiliate of Purchaser or which results in Purchaser and its Affiliates retaining greater than 50% of the equity interests in the SPS Business shall be deemed to constitute an SPS Divestiture; PROVIDED, HOWEVER that, for the avoidance of doubt, the foregoing clause (z) shall not apply if Purchaser has sold substantially all of the assets of the SPS Business to a Person who is not (or as a result of the transaction does not become) an Affiliate of Purchaser.

                  (c) For purposes of calculating the Net Consideration, if all or any portion of the consideration involved in the SPS Divestiture is in the form of: (i) cash, the consideration shall be valued based on the face value of the cash; (ii) publicly traded securities, the consideration shall be valued based on the volume-weighted average of the closing price of such securities for the twenty (20) trading days immediately preceding the date of the consummation of the SPS Divestiture; (iii) securities that are not publicly traded until the date of completion of the SPS Divestiture, the consideration shall be valued based on the volume-weighted average closing price of such securities for the twenty (20) trading days immediately following the completion of the SPS Divestiture; or (iv) any other consideration, the consideration shall be valued at its fair market value as Honeywell and Purchaser shall mutually agree, acting reasonably. In the event of any disagreement between the parties with respect to the calculation of the Net Consideration received in any SPS Divestiture, the matter will be submitted to an internationally recognized accounting firm to be agreed upon by the parties, provided that such firm may not be the auditors of either Honeywell or Purchaser. The decision of such accounting firm as to the Net Consideration received in any SPS Divestiture will be final and binding on the parties.

                  (d) Notwithstanding anything to the contrary in this Agreement, none of the rights of Honeywell set forth in this Section 5.20 shall be assignable to any other Person.

                                   ARTICLE VI
                               CLOSING CONDITIONS

         6.1 CONDITIONS TO OBLIGATIONS OF HONEYWELL AND PURCHASER. The respective obligations of Honeywell, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver, on the Closing Date, of each of the following conditions:

                  (a) there shall not be in effect any Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

                  (b) any required waiting periods (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have terminated or expired.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part in its sole discretion):

                  (a) the representations and warranties of Honeywell contained in this Agreement (disregarding any SPS Material Adverse Effect, materiality or other similar qualifiers therein) shall be true and correct in all respects on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have resulted in an SPS Material Adverse Effect; in addition, the representations and warranties contained in
Section 3.4 shall be true and correct in all material respects on and as of the Closing Date;

                  (b) Honeywell shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

                  (c) Purchaser shall have received a certificate of an officer of Honeywell (which officer shall be reasonably satisfactory to Purchaser) that the conditions set forth in paragraphs (a) and (b) above have been satisfied;

                  (d) Honeywell shall have furnished Purchaser with a certificate stating that Honeywell is not a "foreign" person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treas. Reg. ss. 1.1445-2(b)(2);

                  (e) since the date of this Agreement, there shall have been no event, condition or change, or worsening of any existing event, condition or change, that would, individually or in the aggregate, reasonably be expected to have an SPS Material Adverse Effect;

                  (f) since the date of this Agreement, there not having occurred and be continuing a material disruption of or material adverse change in the markets for new issuances of leveraged loans or high yield securities that is caused by a (A) suspension or material limitation in trading of securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market or establishment of minimum or maximum trading prices or maximum ranges for prices for securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, or by such other exchange, regulatory body or governmental authority having jurisdiction over the trading of securities on U.S. public financial markets, (B) declaration of a banking moratorium by federal or state authorities or declaration of a moratorium in foreign exchange trading by major international banks or persons,
(C) declaration by the United States of a national emergency or war or (D) material act of terrorism occurring in the United States, which material disruption or material adverse change shall have resulted in the failure of the "Market MAC" condition in the Debt Commitment Letter to be satisfied or waived;

                  (g) Purchaser shall have been provided with (i) the Debt Financing Historical Financial Information and the Selected Financial Information and (ii) any auditors comfort letters and opinions described in
Section 5.17(b)(ix) and Section 5.17(b)(x) as may be requested immediately prior to or simultaneously with the execution of an agreement with a placement agent or at a time immediately prior to and/or simultaneously with the closing of any portion of the Debt Financing.

         6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF HONEYWELL. The obligations of Honeywell to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by Honeywell in whole or in part in their sole discretion):

                  (a) the representations and warranties of Purchaser contained in this Agreement (disregarding any Purchaser Material Adverse Effect, materiality or other similar qualifiers therein) shall be true and correct in all respects on the date hereof and on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have resulted in a Purchaser Material Adverse Effect;

                  (b) Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

                  (c) Honeywell shall have received a certificate of an executive officer of Purchaser that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

                                   ARTICLE VII
                               CERTAIN TAX MATTERS

         7.1      TAX RETURNS. Except as otherwise provided in Section 7.5:

                  (a) Honeywell shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries for Tax periods ending on or before the Closing Date, and Honeywell shall prepare such Tax Returns in a manner consistent with past practices, except as required by applicable Law, and shall remit or cause to be remitted when due all Taxes shown due on such Tax Returns, as well as all Taxes payable by it (or them) that are due prior to the Closing Date for which no such Tax Return is required; provided, however, that if any such Tax Return to be filed or any Tax required to be paid in accordance with this Section 7.1(a) is to be filed or paid after the Closing Date, Honeywell shall remit to Purchaser the amounts required to be so paid no later than five (5) business days prior to the due date for any such payment, and Purchaser shall file and pay when due such Tax Returns and such Taxes.

                  (b) With respect to any Tax Return described in Section 7.1(a), Honeywell shall provide Purchaser with such Tax Returns (including all necessary supporting schedules and information), or, in the case of any consolidated, combined or unitary Tax Return that includes Honeywell or any Affiliate, a pro forma draft of the portion of such Tax Return (including all necessary supporting schedules and information) reflecting only the tax items of the Company or such Subsidiaries of the Company, as the case may be, at least 30 days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Purchaser and its authorized representatives shall have the right to review and comment on such Tax Return (including any supporting schedules or information) prior to the filing of such Tax Return. If Purchaser disputes an item on such Tax Return on the grounds that it is inconsistent with past practice and could reasonably be expected to have an adverse effect on future Tax periods, it shall notify Honeywell and the Seller of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm. The fees and expenses of such accounting firm shall be borne equally by Honeywell and Purchaser. Purchaser's failure to comment shall not prevent or preclude Honeywell from timely filing with the appropriate Taxing authority such Tax Returns. Purchaser shall at its own cost and expense fully and accurately complete and submit any Tax data packages required by Honeywell within the time periods established by the Tax Department of Honeywell consistent with past practices.

                  (c) Purchaser shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries for Tax periods ending after the Closing Date (other than Tax Returns with respect to periods for which a consolidated, unitary or combined Tax Return of the Seller or any Subsidiary of the Seller other than the Company or the Subsidiaries of the Company will include the Company or any of its Subsidiaries). In the case of Tax Returns relating to taxable periods beginning before and ending after the Closing Date ("STRADDLE PERIODS"), to the extent such Tax Returns relate to the portion of such Straddle Period ending on the Closing Date, Purchaser shall prepare such Tax Returns in a manner consistent with past practices and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to any such Tax Returns filed with respect to any Straddle Period, Honeywell shall be responsible for the portion of Taxes due in respect of such Tax Returns relating to the portion of such Straddle Period ending on the Closing Date, determined in accordance with Section 7.4(c). Purchaser shall notify Honeywell of any amounts due from Honeywell in respect of any such Tax Return no later than ten (10) business days prior to the date on which such Tax

Return is due, and Honeywell shall remit such payment to Purchaser no later than five (5) business days prior to the date such Tax Return is due.

                  (d) With respect to any Tax Return described in Section 7.l (c) as to which an amount of Tax is allocable to, or would otherwise be borne by, Honeywell, or any of its Subsidiaries (other than the Company or its Subsidiaries), Purchaser shall provide Honeywell with a copy of such completed Tax Return (including all necessary supporting schedules and information) at least 30 days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Honeywell and its authorized representatives shall have the right to review and comment on such Tax Return (including any supporting schedules or information) prior to the filing of such Tax Return. If Honeywell disputes an item on such Tax Return on the grounds that it is inconsistent with past practice and could reasonably be expected to have an adverse affect on Tax periods ending on or before the Closing Date, it shall notify Purchaser of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm. The fees and expenses of such accounting firm shall be borne equally by Honeywell and Purchaser. Honeywell's failure to comment shall not prevent or preclude Purchaser from timely filing with the appropriate Taxing authority such Tax Returns.

         7.2      COOPERATION ON TAX MATTERS; TAX AUDITS AND CONTESTS.

                  (a)      After the Closing Date, except as provided in (b) and
(c) below, Purchaser shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of its Subsidiaries (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a "CONTEST").

                  (b) In the case of a Contest after the Closing Date that relates solely to Taxes for which Purchaser is indemnified under Section 7.4, Honeywell shall control the conduct of such Contest, but Purchaser shall have the right to participate in such Contest at its own expense, and Honeywell shall not settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of the Company or its Subsidiaries for any taxable year (or portion thereof) beginning after the Closing Date without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed; provided, that if Honeywell fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by Honeywell of notice of such Contest, Purchaser shall have the right to assume control of such Contest and shall have the right to settle, compromise and/or concede such Contest in its sole discretion.

                  (c) In the case of a Contest after the Closing Date that relates both to Taxes for which Purchaser is indemnified under Section 7.4 and Taxes for which Purchaser is not indemnified under Section 7.4, Purchaser shall control the conduct of such Contest, but Honeywell shall have the right to participate in such Contest at its own expense, and Purchaser shall not settle, compromise and/or concede any portion of such Contest as relates to a period ending on or before the Closing Date, or is reasonably likely to effect the Tax liability of the Company or its Subsidiaries for any taxable year (or portion thereof) beginning prior to the Closing Date, without the consent of Honeywell, which consent shall not be unreasonably withheld or delayed.

                  (d) Purchaser and Honeywell shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VII and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Honeywell agrees (i) to retain and maintain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, Honeywell shall allow Purchaser to take possession of such books and records.

                  (e) Purchaser and Honeywell further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

         7.3 TAX SHARING AGREEMENTS. All Tax Sharing Agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

         7.4      TAX INDEMNIFICATIONS.

                  (a) From and after the Closing Date, Honeywell shall be liable for, and shall indemnify and hold the Purchaser Indemnified Parties harmless against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys', accountants' and other outside consultants' fees and expenses) suffered or incurred (each a "TAX LOSS" and collectively, the "TAX LOSSES") arising out of:

                           (i) all Taxes imposed on any member of any Affiliated Group that includes Honeywell with which the Company or its Subsidiaries files or filed a Tax Return on a consolidated, combined or unitary basis for a taxable year (of the Company or any Subsidiary thereof) beginning before the Closing

         Date and for which the Company or Subsidiary thereof is liable pursuant to Treas. Reg. 1.1502-6, Treas. Reg. 1.1502-78 or a comparable provision of Law, solely as a result of its inclusion in such a consolidated, combined or unitary Tax Return;

                           (ii) except as provided in Section 7.6, all Taxes arising out of any transactions contemplated by this Agreement; and

                           (iii) all Taxes or other payments required to be paid after the Closing Date by the Company or any of its Subsidiaries to any party (other than to the Company or any of its Subsidiaries) under any Tax Sharing Agreement entered into on or before the Closing Date (whether written or not) by reason of being a successor-in-interest or transferee of another entity.

                  (b) Honeywell shall be liable for, and shall indemnify and hold harmless the Purchaser Indemnified Parties, the Company, and the Company's Subsidiaries against, Tax Losses arising out of all of the following
Taxes: (i) Taxes imposed on the Company or any of its Subsidiaries with respect to taxable periods of the Company or such Subsidiaries ending on or before the Closing Date; (ii) Taxes imposed on the Company or any of its Subsidiaries which are allocable, pursuant to Section 7.4(c), to the portion of such period ending on the Closing Date; and (iii) Taxes arising out of any breach of any representation contained in Section 3.6 or 3.7 or any covenant contained in
Section 5.1(g) with respect to any Straddle Period.

                  (c) In the case of Taxes that are payable with respect to the Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be:

                           (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

                           (ii) in the case of Taxes imposed on a periodic basis with respect to the assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 7.4(c) taking into account the type of the Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 7.4(c) shall be computed by reference to the level of such items on the Closing Date.

         All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

         7.5      TAX INDEMNIFICATION PROCEDURES.

                  (a) After the Closing, each party to this Agreement (whether Purchaser or Honeywell, as the case may be) shall promptly notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Taxing Authority or any other Person with respect to Taxes for which such other party is liable pursuant to Section 7.4; PROVIDED, HOWEVER, that a failure to give such notice will not affect such other party's rights to indemnification under this Article VII, except to the extent that such party is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Taxing Authority or any other Person in respect of any such asserted Tax liability.

                  (b) Payment by an indemnitor of any amount due to an indemnitee under Section 7.4 of this Agreement shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate Taxing Authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) business days before it is due to the appropriate Taxing Authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 7.2, payment of such contested Tax will not be considered due earlier than the date a "final determination" to such effect is made by such Taxing Authority or a court. For this purpose, a "final determination" shall mean a settlement, compromise, or other agreement with the relevant Taxing Authority, whether contained in an IRS Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Taxing Authority, and agreement contained in IRS Form 870-D or other comparable form, an agreement that constitutes a "determination" under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the tax court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

                  (c)      All amounts required to be paid pursuant to this
Article VII shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the indemnified party.

                  (d) Any payments required pursuant to this Article VII that are not made within the time period specified in this Section 7.5 shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income tax.

         7.6 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be shared equally by Honeywell and Purchaser, and Purchaser shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees (and Honeywell shall promptly reimburse Purchaser for one half of the expenses incurred by Purchaser in connection with any such filing).

         7.7 TAX REFUNDS. Honeywell shall be entitled to (a) all refunds of Taxes received by the Company and its Subsidiaries with respect to taxable periods of the Company and its Subsidiaries ending on or before the Closing Date (other than refunds of Taxes attributable to carry backs of losses or credits from taxable periods ending after the Closing Date), and (b) all refunds of Taxes allocable to the portion of any Straddle Period ending on the Closing Date as determined pursuant to Section 7.4(c). Purchaser shall cause the Company or its Subsidiaries to pay any such Tax refunds received by any of the Company or its Subsidiaries to Honeywell within ten (10) days of receipt thereof, net of any increase in Taxes paid by Purchaser on account of receipt of such Tax refund and all reasonable out-of-pocket expenses of Purchaser in obtaining such refund. For purposes of this Section 7.7, Tax refunds shall include any Tax refunds that are (i) actually received by the Company and its Subsidiaries or (ii) credited against Tax liabilities of the Company and its subsidiaries for periods beginning after the Closing Date or for the portion of any Straddle Period after the Closing Date.

                                  ARTICLE VIII
                                   TERMINATION

         8.1 TERMINATION. This Agreement may be terminated at any time before the Effective Time as follows:

                  (a)      by mutual written consent of Honeywell and Purchaser;

                  (b) by Honeywell or Purchaser on or after the four (4) month anniversary of the date hereof (or, if Honeywell has not provided (or caused to be provided) the Recent Financial Information to Purchaser on or prior to November 15, 2005, the five (5) month anniversary of the date hereof) (the "OUTSIDE DATE") if the Closing shall not have occurred by the close of business on such date; provided, however, that if on the Outside Date the condition to Closing set forth in Section 6.2(f) shall not have been satisfied but all other conditions to Closing set forth in Article VI shall have been satisfied (or waived, if permitted), or capable of being satisfied by the Outside Date, then the Outside Date shall be extended to the two (2) month anniversary of the Outside Date if Honeywell notifies the Purchaser in writing of its election to so extend the Outside Date; PROVIDED, FURTHER, HOWEVER that the breach by the terminating party in any material respect of any of its covenants or other obligations hereunder shall not be the principal cause of the failure of the Closing to occur by the Outside Date;

                  (c) by Honeywell or Purchaser if there shall be in effect a final nonappealable Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

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

                  (d) by Purchaser if there shall have been a breach in any material respect of any of the covenants or agreements on the part of Honeywell set forth in this Agreement or a breach of any of the representations and warranties of Honeywell that would cause the conditions precedent set forth in
Section 6.2(a) not to be satisfied, in each case which has not been cured within 30 days after receipt of notice of such breach;

                  (e) by Honeywell if there shall have been a breach in any material respect of any of the covenants or agreements on the part of Purchaser set forth in this Agreement or a breach of any of the representations and warranties of Purchaser that would cause the conditions precedent set forth in
Section 6.3(a) not to be satisfied, in each case which has not been cured within 30 days after receipt of notice of such breach; and

                  (f) by Purchaser if Honeywell shall not have provided (or caused to be provided) the Recent Financial Statements to Purchaser on or prior to December 31, 2005.

         8.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 3.21, Section 3.22, Section 4.6, Section 4.9, the first sentence of Section 5.4(a), Section 5.8, this Section 8.2,
Section 10.7, Section 10.8 and Section 10.9) shall become void and of no effect with no liability on the part of any party hereto (or any of its Affiliates or representatives); PROVIDED, HOWEVER, no such termination shall relieve any party hereto from any liability for damages resulting from any willful or intentional breach of this Agreement.

                                   ARTICLE IX
                          NO SURVIVAL; INDEMNIFICATION

         9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties of the parties contained in Articles III and IV shall, subject to the last sentence of this Section 9.1, terminate on the date that is one (1) year after the Closing Date, except that (a) the representations and warranties contained in Section 3.11 shall survive for three (3) years following the Closing, (b) the representations and warranties contained in
Section 3.7 and Section 3.12 shall survive the Closing until the date that is 60 days following the expiration of the statute of limitations (including all periods of extension, whether automatic or permissive) for the applicable representation and warranty and (c) the representations and warranties contained in Section 3.2, Section 3.4, Section 3.21, Section 3.22, Section 4.2, Section
4.6 and Section 4.9 shall survive indefinitely following the Closing. All covenants and agreements contained herein shall survive the Closing and remain in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations (other than Section 5.1, which shall terminate on the date that is one (1) year after the Closing Date). The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 9.1 shall be the "SURVIVAL PERIOD" with respect to such representation or warranty or covenant or agreement. In the event notice of any claim for indemnification under this Article IX shall have been given within the applicable Survival Period and

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

such claim has not been finally resolved by the expiration of such Survival Period, the representations or warranties or covenants or agreements that are the subject of such claim shall survive, but only to the extent related to the facts and circumstances giving rise to such claim, until such matters are finally resolved.

         9.2 INDEMNIFICATION. Subject to the terms, conditions and limitations set forth in this Article IX, from and after the Closing Date:

                  (a) Honeywell shall indemnify and hold harmless Purchaser and its Affiliates (including the Company and its Subsidiaries) and each of their respective officers, directors, members, partners, managers and employees (collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against any Losses that are imposed on or incurred by the Purchaser Indemnified Parties arising out of or related or attributable to (i) any breach of any representation or warranty made by Honeywell in this Agreement, (ii) any failure to perform any covenant or agreement of Honeywell set forth in this Agreement, (iii) any ERISA Affiliate Liability, (iv) any Liabilities of the Company, Novar Investments
(USA) Inc., Novar Finance Inc. or Novar Holdco Inc. or any of their Subsidiaries (other than Security Printing, Inc. and its Subsidiaries) under guarantees or letters of credit given by them on behalf of Affiliates or any other Person to the extent unrelated to the SPS Business (which shall include all of the Novar Guarantees), (v) any Liabilities of the Company, Novar Investments (USA) Inc., Novar Finance Inc. or Novar Holdco Inc. or any of their Subsidiaries (other than Security Printing, Inc. and its Subsidiaries), other than Permitted Holding Company Liabilities (the Liabilities referred to in clause (iv) and (v), the "EXCLUDED LIABILITIES"), and (vi) any Indebtedness outstanding as of the Effective Time that is required to be discharged or otherwise extinguished prior to the Closing pursuant to this Agreement but which is not so discharged or otherwise extinguished prior to the Closing or any other Indebtedness that constitutes an Excluded Liability.

                  (b) Purchaser shall indemnify and hold harmless Honeywell and its Affiliates (other than the Company and its Subsidiaries) and each of their respective officers, directors, members, partners, managers and employees (collectively, the "SELLER INDEMNIFIED PARTIES") from and against any Losses that are imposed on or incurred by the Seller Indemnified Parties arising out of or related or attributable to (i) any breach of any representation or warranty made by Purchaser in this Agreement and (ii) any failure to perform any covenant or agreement of Purchaser set forth in this Agreement.

         9.3      INDEMNIFICATION PROCEDURES.

                  (a) In order for a party (the "INDEMNIFIED PARTY") to be entitled to any indemnification provided for under this Article IX in respect of a claim made against the Indemnified Party by any Person who is not a party to this Agreement (a "THIRD-PARTY CLAIM"), such Indemnified Party must notify the indemnifying party hereunder (the "INDEMNIFYING PARTY") in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of notice of the Third-Party Claim; PROVIDED, HOWEVER, that failure to give such notification (or to provide any of the notices or documents contemplated by the next sentence) shall not affect the indemnification provided

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

hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim, other than those notices and documents separately addressed to the Indemnifying Party.

                  (b) Subject to the provisions related to the settlement of Third-Party Claims set forth in Section 9.3(c), the Indemnifying Party will have the right to defend against, negotiate, settle or otherwise deal with any Third-Party Claim (other than a Third-Party Claim relating to or involving a customer or supplier of the Company or its Subsidiaries (which shall be controlled at all times by the Company or Purchaser, with counsel reasonably satisfactory to Honeywell)) which relates to any Losses indemnified against hereunder and to select counsel of its choice (which counsel shall be reasonably acceptable to the Indemnified Party). If the Indemnifying Party does not, within twenty-one (21) days of its receipt of notice of a Third-Party Claim pursuant to
Section 9.3(a), elect to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against hereunder, the applicable Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim. If the applicable Indemnified Party defends any Third-Party Claim, then the Indemnifying Party shall promptly reimburse the applicable Indemnified Party for the reasonable costs and expenses of defending such Third-Party Claim upon submission of periodic bills. If the Indemnifying Party assumes the defense of any Third-Party Claim, the applicable Indemnified Party may participate, at its own expense, in the defense of such Third-Party Claim; PROVIDED, HOWEVER, that such applicable Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the applicable Indemnified Party, a conflict or potential conflict exists between the applicable Indemnified Party and the Indemnifying Party that would make such separate representation advisable; PROVIDED, FURTHER, that Indemnifying Party will not be required to pay for more than one (1) such counsel for all Indemnified Parties in connection with any Third-Party Claim.

                  (c) If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Party shall (and shall cause the applicable Indemnified Parties to) cooperate in the defense or prosecution thereof. If the Indemnifying Party assumes the defense of a Third-Party Claim, the other party shall (and shall cause the applicable Indemnified Parties to) agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that (i) by its terms obligates the Indemnifying Party (or its Affiliates) to pay the full amount of the liability in connection with such Third-Party Claim, (ii) does not require any payment, admission or other action by, or limitation on, any Indemnified Party, and (iii) releases all Indemnified Parties in connection with such Third-Party Claim. If the Indemnifying Party elects not to assume the defense of a Third-Party Claim or in the event of a Third-Party Claim relating to or involving a customer or supplier of the Company or its Subsidiaries, the applicable Indemnified Parties shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim

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

without the Indemnifying Party's prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

                  (d) In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article IX that does not involve a Third-Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party promptly following the Indemnified Party becoming aware of the same. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article IX, except to the extent that the Indemnifying Party has been actually prejudiced by such failure.

         9.4      INDEMNIFICATION LIMITATIONS.

                  (a) In no event shall Honeywell be liable for indemnification pursuant to Section 9.2(a)(i) unless and until the aggregate of all Losses with respect to Section 9.2(a)(i) that are imposed on or incurred by the Purchaser Indemnified Parties exceeds Eight Million Dollars ($8,000,000) (the "DEDUCTIBLE AMOUNT"), in which case the Purchaser Indemnified Parties shall be entitled to indemnification for all Losses in excess of the Deductible Amount; PROVIDED, HOWEVER, that any Losses in respect of breaches of the representations and warranties contained in Sections 3.4, 3.7 and 3.11 (the "EXCLUDED REPRESENTATIONS") shall be recoverable from the first dollar of Loss and shall not be subject to the Deductible Amount (and, as such, shall not reduce the Deductible Amount otherwise available). Notwithstanding the foregoing, Honeywell shall not be required to make payments for indemnification pursuant to Section 9.2(a)(i) in an aggregate amount in excess of One Hundred Sixty Million Dollars ($160,000,000), other than in connection with breaches of any of the Excluded Representations. Purchaser shall not be required to make payments for indemnification pursuant to Section 9.2(b)(i) in an aggregate amount in excess of One Hundred Sixty Million Dollars ($160,000,000).

                  (b) In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss which is actually recovered pursuant to
Article VII or this Article IX and shall be computed net of payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses (it being understood and agreed that, without affecting the Indemnified Party's right to indemnification hereunder (unless proceeds are recovered), the Indemnified Party shall, where appropriate and commercially reasonable, make claims under applicable insurance policies, other than self-insurance or retrospective policies but that the Indemnified Party shall have no obligation to engage in any litigation in connection therewith); PROVIDED, HOWEVER, that the Purchaser Indemnified Parties shall have no obligation to make any claim under any insurance policy in respect of Losses related to any Excluded Liability or Indebtedness for which Honeywell is obligated to indemnify pursuant to Section 9.2(a). Any indemnification payment payable under this Agreement shall be net of any Tax Benefit actually realized by the Indemnified Party in respect of any indemnified Loss. For purposes hereof, "TAX BENEFIT" means any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid as result of such indemnified

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

Loss (with the timing of the receipt or realization of such refund or reduction to be estimated in good faith by the Indemnified Party), net of any increase in Taxes paid by the Indemnified Party on account of receipt of the indemnification payment. Purchaser shall cause its independent auditor to certify in writing to Honeywell if and when Purchaser receives or realizes such refund or reduction, and such certification shall be conclusive evidence of the fact and amount thereof.

                  (c) In no event shall Honeywell or Purchaser be liable for (i) any punitive or consequential damages regardless of the form of action through which such damages are sought or (ii) any lost profits of any Person (but only to the extent that such lost profits would be deemed to constitute consequential damages), unless, in the case of clause (i) and (ii) above, but subject to the other provisions of this Section 9.4, such damages are recovered by a third party in a Third Party Claim pursuant to an order entered against a Purchaser Indemnified Party or in a settlement agreement to which a Purchaser Indemnified Party is a party (it being understood that the Purchaser Indemnified Party shall promptly appeal any such order if Honeywell requests it to do so, provided that Honeywell promptly pays all fees, expenses, costs and damages incurred through to such date and pays all fees, expenses, costs and damages when and as incurred after such date, in each case, which are incurred in connection with such Third Party Claim and posts any necessary bonds pending such appeal); PROVIDED that the foregoing shall not apply to indemnification for Losses that are imposed on or incurred by the Purchaser Indemnified Parties arising out of or related or attributable to (i) the Excluded Liabilities or
(ii) any Indebtedness for which Honeywell is obligated to indemnify pursuant to
Section 9.2(a)(iv). The Parties acknowledge that, subject to the other provisions of Section 9.4, nothing in this Section 9.4(c) shall limit Purchaser's right to seek damages (other than punitive or consequential damages) corresponding to the diminution in value, if any, of the SPI Group as measured against the Purchase Price arising out of or related to Seller's breach of the representations, warranties and covenants set forth in this Agreement. By way of illustration, in such event, Purchaser would be entitled to seek damages corresponding to the amount by which Purchaser would have reduced the Purchase Price paid at closing for the SPI Group (using the same valuation methodology used by Purchaser at the time of its execution and delivery of this Agreement to determine the amount of the Purchase Price) had Purchaser been aware of such breach on the Closing Date.

                  (d) The remedies provided in this Article IX, Article VII and, if the Restructuring Transactions are not consummated pursuant to Section 10.11(a), Section 10.11(b) shall be deemed the sole and exclusive remedies of the parties, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement and the transactions contemplated hereby, except with respect to claims based on fraud which shall, in any case, be subject to the provisions of Sections 3.21, 3.22, 4.6, 4.9, 10.8 and 10.9 of this Agreement. Nothing herein shall prevent a party from seeking injunctive relief as provided in Section 5.14. All payments made pursuant to this Articles VII and IX shall be deemed to be adjustments to the Purchase Price.

                  (e) Notwithstanding any other provision of this Agreement, Honeywell shall not be liable for any Losses related to any breach or inaccuracy of any

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

representation or warranty contained in Section 3.11 (Environmental Matters) to the extent such Loss or Losses (i) arise from any conduct by any of the Purchaser Indemnified Parties or the Company and its Subsidiaries after Closing, including (A) any Management of any Materials of Environmental Concern and (B) failure to comply with any Environmental Law (except for Continuing Noncompliance); (ii) are not required to be incurred pursuant to any Environmental Law or pursuant to any Environmental Claim; (iii) at any Property, are required to be incurred by a clean-up or remediation standard that is more costly than the lowest-cost clean-up standard reasonably applicable pursuant to Environmental Laws to allow continued operation of the relevant Property in the manner that it was operated at the Closing; or (iv) are detected or caused by any Voluntary Environmental Investigation. For purposes of this paragraph, (i) "MANAGEMENT" means generation, production, handling, distribution, processing, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined in any Environmental Law; PROVIDED, HOWEVER, that Management does not include the ongoing release of Materials of Environmental Concern which is not known to the Company and its Subsidiaries if such release results from a pre-closing condition; (ii) "VOLUNTARY ENVIRONMENTAL INVESTIGATION" means any environmental sampling, monitoring or other surface or subsurface investigation of the Property except to the extent required by any Environmental Law or reasonably conducted in response to a Third-Party Claim asserting liability for an environmental condition at the Property; and (iii) "CONTINUING NONCOMPLIANCE" means any failure to comply with Environmental Laws that began prior to the Closing and continues after the Closing, except that Continuing Noncompliance shall not include any noncompliance after the date that any officer, employee or agent of the Purchaser Indemnified Party either (i) learned of the noncompliance or (ii) in the ordinary course of operating the SPS Business, should have learned of the noncompliance, it being understood that the ordinary course of operating the SPS Business shall be deemed not to include any Voluntary Environmental Investigation.

                  (f) In the event that Honeywell is obligated to indemnify any of the Purchaser Indemnified Parties for any clean-up or remediation pursuant to this Agreement, Honeywell will have the right, but not the obligation, to manage and control the clean-up or remediation; PROVIDED, HOWEVER, that if Honeywell elects to manage and control the clean-up or remediation (i) any such clean-up or remediation shall be conducted in a timely manner consistent with applicable Environmental Laws and shall not unreasonably interfere with the continued operations of the SPS Business; (ii) Honeywell shall provide the Purchaser Indemnified Party with a reasonable opportunity to review proposed governmental filings and material proposed remediation decisions in connection with such clean-up or remediation; (iii) Honeywell shall reasonably consult with the Purchaser Indemnified Party in connection with such clean-up or remediation; and (iv) the approval of the Purchaser Indemnified Party shall be required for any such governmental filings and remediation decisions; PROVIDED, HOWEVER, that if such approval is unreasonably withheld or delayed, Honeywell may proceed with the governmental filing or remediation decisions as proposed by Honeywell; and (iv) in the event that Honeywell requires access to any Property in connection with such clean-up or

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remediation, Honeywell and the relevant Purchaser Indemnified Party shall enter into a commercially reasonable access and indemnity agreement governing such access.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or
(c) on the fifth business day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                  (a)      if to Honeywell:

                           Honeywell International Inc.
                           101 Columbia Road
                           P.O. Box 4000
                           Morristown, New Jersey  07962-2487
                           Attention: General Counsel and Senior Vice President Telephone No.: (973) 455-5513
                           Telecopy No.: (973) 455-4217

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           4 Times Square
                           New York, New York 10036
                           Attention: David J. Friedman, Esq.
                           Telephone No.: (212) 735-3000
                           Telecopy No.: (212) 735-2000

                  (b)      if to Purchaser:

                           M & F Worldwide Corp.
                           35 East 62nd Street
                           New York, New York 10021
                           Attention:  Barry F. Schwartz, Esq.
                           Telephone No.: (212) 572-8600
                           Telecopy No.: (212) 572-5056

                           with a copy to:

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

                           Paul, Weiss, Rifkind, Wharton & Garrison LLP
                           1285 Avenue of the Americas
                           New York, New York 10019-6064
                           Attention:  Robert B. Schumer, Esq.
                           Telephone No.: (212) 373-3000
                           Telecopy No.: (212) 757-3990

         10.2     CERTAIN DEFINITIONS; INTERPRETATION.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "AFFILIATE" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

                           (ii) "AFFILIATED GROUP" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

                           (iii) "CODE" means the Internal Revenue Code of 1986, as amended.

                           (iv) "CONTRACT" means any contract, agreement, lease, license, sales order, purchase order, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement that is binding on any Person or any part of its property under applicable Law.

                           (v) "CONTROL" (including the terms "controlled," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

                           (vi) "DIRECT CONTRACT" means any Contract between Honeywell, the Company or any of their applicable Subsidiaries, on the one hand, and any of the top 10 customers of the SPS Business, on the other hand (measured by revenue during the first nine (9) months of fiscal year 2005), relating to the operation of the business described in clauses (B) and (C), taken as a whole, of the definition of "SPS Business."

                           (vii) "DOJ" means the United States Department of Justice.

                           (viii) "ERISA" means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereto.

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

                           (ix) "ERISA AFFILIATE" means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under
         Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of the Company's Subsidiaries. For the avoidance of doubt, "ERISA Affiliate" does not include the Company or any of its Subsidiaries.

                           (x) "ERISA AFFILIATE LIABILITY" means any Liability that arises under or relates to, any employee benefit plan or arrangement other than a Plan or any non-material fringe benefit plan or arrangement maintained by the Company or a Subsidiary, including any plan which is subject to Title IV of ERISA which is or has been maintained by any ERISA Affiliate.

                           (xi) "FTC" means the United States Federal Trade Commission.

                           (xii) "GOVERNMENTAL AUTHORITY" means any foreign or United States federal, state or local governmental, regulatory or administrative agency or any court or tribunal or, with respect to any specified Person, any arbitrator who has the authority to render a binding decision on such Person that may be enforced in a court of competent jurisdiction.

                           (xiii) "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                           (xiv) "INDEBTEDNESS" of any Person at any date shall include (A) all obligations of such Person for borrowed money and obligations issued or incurred in substitution or exchange for obligations for borrowed money, (B) any other obligation of such Person which is evidenced by any note, bond, letter of credit, debenture, mortgage (including, for the avoidance of doubt, any indebtedness evidenced by the deed of trust listed as a Permitted Encumbrance in Attachment 10.2(a)(xxv) to the Disclosure Schedule) or similar debt instrument, (C) all guarantees (including so-called take or pay or keep well agreements) with respect to any indebtedness, obligation, claim or Liability of any other Person of a type described in clauses (A) through (B) above, (D) all other obligations of such Person under any lease or similar arrangement required to be accounted for by the lessee as a capital lease in accordance with GAAP, and (E) for clauses (A) through (D) above, all accrued interest thereon, if any, and any termination fees, prepayment, discharge or termination penalties, "breakage" costs or similar payments associated with the repayments of such Indebtedness on or prior to the Closing Date (provided that, for the avoidance of doubt, accounts payable, trade payables and letters of credit shall not deemed to be "Indebtedness" hereunder); PROVIDED, HOWEVER, that, without limiting Honeywell's obligation to indemnify for any Excluded Liability pursuant to Section 9.2(a), Honeywell's obligations to indemnify Purchaser for Indebtedness at Closing shall not apply to capital leases, letters of credit or surety bonds, except to the extent, in the case of letters of credit, that amounts have been drawn thereunder by the beneficiary thereof at Closing.

                           (xv) "INDEPENDENT ACCOUNTING FIRM" means KPMG LLP or, if KPMG LLP is unwilling to serve, another mutually acceptable nationally recognized firm of independent accountants that has not provided services to either Honeywell or Purchaser or their Affiliates in the preceding three (3) years, or if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting, in each case, upon which Purchaser and Honeywell shall have mutually agreed (or, if Honeywell and Purchaser are unable to agree, by the American Arbitration Association sitting in New York City).

                           (xvi) "KNOWLEDGE" with respect to Honeywell means the actual knowledge of the individuals identified in Section 10.2(a)(xvi) of the Disclosure Schedule or the knowledge that such individuals should have reason to know in the reasonable exercise of the duties of such individuals and after having reviewed the applicable provisions of this Agreement.

                           (xvii) "LAW" means any law, statute, ordinance, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority.

                           (xviii) "LIABILITY" means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

                           (xix) "LOSSES" means, subject to Section 9.4(c), any costs or expenses (including reasonable attorneys' fees and expenses), judgments, assessments, fines, claims, damages, lost profits (but only to the extent that such lost profits would not be deemed to constitute consequential damages) and diminution in value of the SPI Group as measured against the Purchase Price (it being understood that any diminution in value shall be calculated in accordance with the principles described in Section 9.4(c)). Notwithstanding anything to the contrary, for purposes of calculating the amount of any Loss (but not for purposes of determining whether there has been a breach of a representation or warranty) under Article IX, all references to "material," "materiality," "SPS Material Adverse Effect" and the like shall be disregarded.

                           (xx) "MADE AVAILABLE" means that the information referred to (i) has been actually delivered to Purchaser or to its outside legal counsel, (ii) was posted prior to the date of execution of the Agreement on the electronic data site located at http://datasite.merrill.com and which has been identified as a new addition to such site for at least three (3) business days following the date on which it is first made available and has not been modified

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         subsequently or (iii) was delivered by hand to Purchaser at least two
         (2) days prior to the date of the execution of this Agreement.

                           (xxi) "NET WORKING CAPITAL" means, as of the Closing Date, the excess of (i) the sum of total current assets and prepaid rebates of the Company and its Subsidiaries (other than cash and cash equivalents (except to the extent contemplated by Section 5.18), any current income Tax assets and any intercompany assets between or among the Company and its Subsidiaries), over (ii) total current liabilities (including outstanding checks) of the Company and its Subsidiaries (which, for the avoidance of doubt, shall exclude current liabilities for income Taxes and any intercompany liabilities between or among the Company and its Subsidiaries). The current assets, current liabilities and prepaid rebates of the Company and its Subsidiaries that are included in Net Working Capital shall be calculated in accordance with the Specified Accounting Policies, consistently applied, and in accordance with the calculation of the sample statement of Net Working Capital set forth in Section 10.2(a)(xxx) of the Disclosure Schedule.

                           (xxii) "OFF-THE-SHELF SOFTWARE" means off-the-shelf personal computer software, as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis for less than $500 per seat and $50,000 in the aggregate, and used solely on the desktop personal computers of the Company or a Subsidiary.

                           (xxiii) "PARTNER CONTRACT" means any Contract between Honeywell, the Company or any of their applicable Subsidiaries, on the one hand, and any of the top 25 customers of the SPS Business, on the other hand (measured by revenue during the first nine (9) months of fiscal year 2005), in connection with the operation of the business described in clause (A) of the definition of "SPS Business".

                           (xxiv) "PERMIT" means any permit, franchise, authorization, license or other approval issued or granted by any Governmental Authority.

                           (xxv)    "PERMITTED ENCUMBRANCES" means (A)
         mechanics', carriers', workmen's, repairmen's or other like Encumbrances arising or incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate legal proceedings and with respect to which appropriate reserves (if required by GAAP, determined as of the date hereof and as of the Closing) are being held by the Company or its Subsidiaries, (B) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (C) Encumbrances for Taxes and other governmental charges that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty and with respect to which appropriate reserves (if required by GAAP, determined as of the date hereof and

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         as of the Closing) are being held by the Company or its Subsidiaries,
         (D) matters disclosed in Section 10.2(a)(xxv) of the Disclosure Schedule, as such section may be updated, subject to Purchaser's reasonable approval, by the title company prior to Closing and (E) imperfections of title, restrictions or encumbrances, if any, which Encumbrances, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate.

                           (xxvi) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group.

                           (xxvii) "PURCHASER MATERIAL ADVERSE EFFECT" means any material adverse change in or material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

                           (xxviii) "REFERENCE DATE" means March 31, 2005.

                           (xxix) "SELF-HELP MECHANISM" means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program.

                           (xxx) "SPECIFIED ACCOUNTING POLICIES" means the accounting policies, practices and procedures applied on a basis consistent with the sample statement of Net Working Capital set forth in Section 10.2(a)(xxx) of the Disclosure Schedule.

                           (xxxi) "SPS BUSINESS" means (A) (i) the business of producing, supplying and delivering checks, check-related and other products, offering services related thereto, conducting and operating customer contact centers and Internet websites related thereto and engaging in direct marketing of products and services to financial institutions and their customers, and (ii) the business of Alcott Routon, in each case as currently and specifically contemplated to be conducted under the "Financial Institution" division of the Company and its applicable Subsidiaries, including under the "Clarke American" brand name, the "Alcott Routon" brand name and any other brand names used or to be used in connection with such business, (B) the business of producing, supplying and delivering checks, check-related and other products, offering services related thereto, conducting and operating customer contact centers and Internet websites related thereto, and engaging in marketing of products and services to consumers including through mail, newspaper, Internet and magazine-based advertising, as currently and specifically contemplated to be conducted under the "Direct" division of the Company and its applicable Subsidiaries, including under the "Checks in the Mail" brand name and any other brand name used or to be used in

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         connection with such business, and (C) the business of producing, supplying and delivering checks, business forms/kits, treasury management services and other products, offering services related thereto, conducting and operating customer contact centers and Internet websites related thereto and engaging in direct marketing of products and services to businesses, as currently and specifically contemplated to be conducted under the "Direct" division of the Company and its applicable Subsidiaries, including under the "B2Direct" brand name and any other brand used or to be used in connection with such business.

                           (xxxii) "SPS MATERIAL ADVERSE EFFECT" means any change, effect, circumstance, event, development or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the SPS Business taken as a whole; PROVIDED, HOWEVER, that changes, effects or circumstances, alone or in combination, that directly arise out of or result directly from (A) changes in economic conditions or financial or securities markets in general or in the industries and markets in which the SPS Business operates (provided that such changes do not disproportionately affect the SPS Business relative to the other participants in its industry), (B) the execution and performance of this Agreement or (C) the announcement of this Agreement and the transactions contemplated hereby shall not be deemed to constitute an SPS Material Adverse Effect; provided, FURTHER, that the exception set forth in clause (B) above shall not apply to the condition set forth in
         Section 6.2(a) (or, to the extent it relates to Section 6.2(a), Section 6.2(c)) to the extent related to the representations and warranties set forth in Section 3.3.

                           (xxxiii) "SUBSIDIARY" of a Person means any corporation or other legal entity of which such Person (directly or indirectly, either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries). Unless otherwise stated herein, "Subsidiary" shall refer to a Subsidiary of the Company.

                           (xxxiv) "TAX RETURN" means any report, return or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, election, disclosure, amended return, or declaration of estimated Taxes.

                           (xxxv) "TAXES" means (i) any and all domestic or foreign, federal, state, local or other taxes, levies, fees, imposts, or duties of any kind (together with any and all interest, fines, assessments, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation (x) taxes with respect to

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         income, franchises, windfall or other profits and gross receipts and
         (y) real or personal property, sales, use, goods and services, capital stock, employment, unemployment, social security, unclaimed property, payroll, customs duties, transfer, license, branch, utility, severance, production, occupation, premium, workers' compensation or net worth, capital gains and taxes in the nature of excise, withholding, ad valorem or value added; and (ii) any transferee liability in respect of any items described in clause (i) above.

                           (xxxvi) "TAXING AUTHORITY" means the IRS and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

                           (xxxvii) "UNAUTHORIZED CODE" means any virus, trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access; or to disable, erase, or otherwise harm any computer, systems or software.

                  (b) When a reference is made in this Agreement to Articles, Sections, or Disclosure Schedule, such reference is to an Article or a Section of, or Disclosure Schedule to, this Agreement, unless otherwise indicated. When a reference is made in this Agreement to a party or parties, such reference is to parties to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation." When a reference is made in this Agreement to this "Agreement," such reference is to this Agreement, the Disclosure Schedule and any side letter or other document referred to in Section 10.4 of this Agreement.

         10.3 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, Honeywell and Purchaser shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

         10.4 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, including all exhibits and schedules attached hereto, the Disclosure Schedule, the Confidentiality Agreement and any certificate or side letter delivered in connection herewith (that is referenced as a certificate or side letter delivered under this Agreement) constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and does not, and is not intended to, confer upon any

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Person (other than the Purchaser Indemnified Parties pursuant to Section 9.2)
any rights or remedies hereunder.

         10.5 AMENDMENT; WAIVER. This Agreement maybe amended only in a writing signed by all parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

         10.6 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of Law or otherwise without the express written consent of each of the other parties; PROVIDED, HOWEVER, that (i) Purchaser may, at its election and provided it remains liable for its obligations hereunder, assign its rights (but not its obligations) under this Agreement to any Affiliate of Purchaser (or to any successor to Purchaser by way of merger or otherwise) and (ii) Purchaser or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing in connection with the transactions contemplated hereby.

         10.7 DISCLOSURE SCHEDULE. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

         10.8 GOVERNING LAW. Any and all claims, disputes or controversies in any way arising out of or relating to (a) this Agreement, (b) any breach or termination of, or the validity of, this Agreement, (c) the transactions contemplated hereby or (d) any discussions or communications relating in any way to this Agreement or any transactions contemplated hereby, and the existence or validity of any and all defenses to such claims, disputes or controversies, shall be governed and resolved exclusively by the laws of the State of New York, notwithstanding the existence of any conflict of laws principles that otherwise would dictate the application of any other State's law. Each party irrevocably and unconditionally waives any right to object to the application of New York law, or argue against its applicability to any of the matters referenced in the immediately preceding sentence.

         10.9     DISPUTE RESOLUTION; MEDIATION; JURISDICTION.

                  (a) In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, or the transactions contemplated hereby (a "DISPUTE"), upon the written notice of either party hereto, the parties hereto shall attempt to negotiate a resolution of the Dispute. If the parties hereto are unable for any reason to resolve a Dispute within 30 days after the receipt of such notice, the Dispute shall be submitted to mediation in accordance with Section 10.9(b) hereof.

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                  (b)      Any Dispute not resolved pursuant to Section 10.9(a)
hereof shall, at the request of either party hereto (a "MEDIATION REQUEST"), be submitted to non-binding mediation in accordance with the then current CPR Mediation Procedure (the "PROCEDURE"), except as modified herein. The mediation shall be held in New York, New York. The parties shall have 20 days from receipt by a party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the parties within 20 days of receipt by a party (or parties) of a Mediation Request, then any party may request (on written notice to the other parties), that the CPR appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No party hereto shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other parties in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other parties except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other parties reasonable written notice of the intended disclosure and afford the other parties a reasonable opportunity to protect its interests. If the Dispute has not been resolved within 60 days of the appointment of a Mediator, or within 90 days of receipt by a party of a Mediation Request (whichever occurs sooner), or within such longer period as the parties may agree to in writing, then any party may file an action on the Dispute in any court having jurisdiction in accordance with Section 10.9(c).

                  (c) Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the State of New York for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 10.1, shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America located in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

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         10.10    CERTAIN TRANSACTIONS.

                  (a) At or prior to the Closing, Honeywell shall cause the Company, Novar Investments (USA), Inc., Novar Finance Inc. and Novar Holdco Inc. to consolidate pursuant to one or more mergers reasonably acceptable to Purchaser such that, following such consolidation, Security Printing, Inc. is a direct, wholly owned Subsidiary of the Company, with the other corporations ceasing to exist; PROVIDED, HOWEVER, that Honeywell shall not have any obligation under this sentence if Honeywell elects to effect, and thereafter effects, the Restructuring Transactions.

                  (b) Promptly following the Closing, Purchaser shall, to the extent the Company continues to exist as a separate entity, change its name to a name that makes no reference to "Novar". Purchaser acknowledges and agrees that, as between Honeywell and Purchaser, Honeywell is retaining all rights to the name "Novar."

         10.11 CERTAIN ACTIONS At or prior to the Closing, Honeywell shall take (or cause to be taken) either the series of actions set forth below in
Section 10.11(a) or the series of actions set forth below in Section 10.11(b), as it determines in its sole discretion (and with reasonable notice to Purchaser):

                  (a) Honeywell shall cause the following actions (collectively, the "RESTRUCTURING TRANSACTIONS") to occur in the following order (such that following the completion of the Restructuring Transactions, the Company and its Subsidiaries shall have no Liability on or after the Closing with respect to the Novar Guarantees and the Other New Guarantees):

                           (i)      Each of Novar Holdco Inc. and Novar
         Investments (USA) Inc. shall be converted into Delaware limited liability companies in accordance with the applicable provisions of the Delaware General Corporation Law.

                           (ii) Novar Finance Inc. shall either be (A) converted into a Delaware limited liability company in accordance with the applicable provisions of the Delaware General Corporation Law or
         (B) merged with and into Novar Investments (USA) Inc.

                           (iii) Novar Holdco Inc. shall distribute all of the outstanding shares of capital stock of Security Printing, Inc. to Novar Finance Inc. or, if Novar Finance Inc. has been merged with and into Novar Investments (USA) Inc., to Novar Investments (USA) Inc.

                           (iv) Novar Finance Inc., to the extent that it has not been merged with and into Novar Investments (USA) Inc., shall distribute all of the outstanding shares of capital stock of Security Printing, Inc. to Novar Investments (USA) Inc.

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                           (v)      Novar Investments (USA) Inc. shall
         distribute all of the outstanding shares of capital stock of Security Printing, Inc. to Novar USA Inc.

                           (vi) All of the outstanding limited liability company interests in Novar Investments (USA) Inc. (as converted) held by Novar USA Inc. shall be distributed to Honeywell.

                  (b) Honeywell (and, to the extent applicable, Purchaser) shall take the following actions:

                           (i) As security for the performance of the indemnification obligations of Honeywell under Section 9.2(a)(iv) with respect to the Novar Guarantees and any other guarantee (the "OTHER NEW GUARANTEES") given by the Company, Novar Investments (USA) Inc., Novar Finance Inc. or Novar Holdco Inc. or any of their Subsidiaries (other than Security Printing, Inc. and its Subsidiaries) to the extent unrelated to the SPS Business (in each case other than any such guarantees as to which Novar Holdco Inc. (or the Company or any of its Subsidiaries, as the case may be) shall have been released and discharged from all Liabilities under any such guarantee on or prior to the Closing Date), Honeywell shall deliver to Purchaser an irrevocable letter of credit, in a form reasonably acceptable to Honeywell and Purchaser, issued by an Eligible Bank, in the initial face amount equal to the lesser of (i) $60,000,000 and (ii) the aggregate amount as may be necessary to secure the maximum exposure under such guarantees, as reasonably agreed upon by Honeywell and Purchaser (the "LETTER OF CREDIT"). "ELIGIBLE BANK" means a banking, financial or other similar institution capable of issuing the Letter of Credit (i) the Dollar-denominated long-term senior unsecured debt obligations of which shall be rated at least AA by S&P and Aa2 by Moody's and (ii) which maintains an office in New York City at which the Letter of Credit may be drawn.

                           (ii) Purchaser shall deliver a written notice to Honeywell at least two (2) business days prior to drawing down any amounts under the Letter of Credit, which notice shall specify the amount to be so drawn down and shall include a copy of the notice of the demand for payment (or description thereof to the extent such notice has not been delivered in writing) received by Purchaser (or its Affiliates) from the beneficiary under the applicable guarantee. Purchaser shall be entitled to draw upon the Letter of Credit only if and to the extent Honeywell has not paid to Purchaser the amount to be so drawn down (as specified in such notice) within two (2) business days of Honeywell's receipt of such notice from Purchaser. To effect a draw down, Purchaser shall deliver a sight draft to the issuer of the Letter of Credit (with a copy to be delivered to Honeywell simultaneously) in the amount to which it is entitled pursuant to this
         Section 10.11(b)(ii), together with a certificate signed by a Vice President or the General Counsel of Purchaser which certifies (A) the amount to which Purchaser is entitled to draw upon pursuant to this
         Section 10.11(b)(ii), (B) that Purchaser has complied with its obligation to deliver the notice described in

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         the first sentence hereof and (C) that Purchaser has not received any payment in respect of the demand for payment specified in such notice from Honeywell prior to the expiration of the two (2) business day period described above. In the event that Honeywell makes an indemnification payment within the two (2) business day time period referred to above or Purchaser draws upon the Letter of Credit, Purchaser acknowledges and agrees (on behalf of itself and its Affiliates) that, (A) such payment or draw down, as applicable, shall be in full satisfaction of Honeywell's obligations with respect to the amount of such claim under such guarantee, (B) Honeywell shall be subrogated, to the extent of such payment or draw down, as applicable, to any rights that Purchaser or the applicable guarantor may have against the beneficiary under the applicable guarantee with respect to the subject matter (including the validity) of such claim for which an indemnity payment was made or draw down occurred, and (C) Purchaser shall take (or cause to be taken), at Honeywell's expense, such actions as Honeywell may reasonably request to perfect such subrogation or to pursue such rights against such beneficiary as Purchaser or the applicable guarantor may have with respect thereto (it being understood that in no event shall Purchaser be required to provide more than reasonable cooperation in connection with any litigation, arbitration or similar proceeding).

                           (iii) Honeywell's obligation to maintain the Letter of Credit shall continue until the second anniversary of the Closing Date (the "L/C TERMINATION DATE"); PROVIDED, that (A) the expiration date of the Letter of Credit may be a date prior to the L/C Termination Date if the terms of the then existing Letter of Credit allow for it to be drawn down in full at or prior to its expiration date unless Honeywell has put in place, at least thirty (30) days prior to the expiration date of the then existing Letter of Credit, a substitute letter of credit containing the same terms and conditions as the then existing Letter of Credit in the then-existing face amount issued by an Eligible Bank which shall take effect no later than the expiration date of the then existing Letter of Credit and shall thereafter be deemed to be the Letter of Credit and (B) if the issuing bank of the then existing Letter of Credit is no longer an Eligible Bank, then Purchaser shall be permitted to draw down in full such Letter of Credit unless Honeywell has put in place within thirty (30) days of such event a substitute letter of credit containing the same terms and conditions as the then existing Letter of Credit in the then existing face amount issued by an Eligible Bank, which shall thereafter be deemed to be the Letter of Credit. In the event that Purchaser so draws down upon the Letter of Credit, Purchaser shall hold any funds so received in escrow, drawing down on such escrowed funds only to the extent it could have so drawn down under the Letter of Credit and returning to Honeywell on the L/C Termination Date or, if applicable, such earlier date when the face amount of the Letter of Credit would have been reduced to zero (0) in accordance with the terms hereof, any funds not so drawn down upon by the L/C Termination Date or, if applicable, such earlier date.

                           (iv) If and at such time after the Closing Date as events shall occur (such as any of the applicable guarantors shall have been released or

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         discharged from all Liabilities under the applicable guarantee (whether or not in connection with any substitution or assumption by another Person thereunder) or the obligations underlying the applicable guarantee shall have expired) reducing the maximum aggregate exposure under all Novar Guarantees and Other New Guarantees, Honeywell and Purchaser shall discuss in good faith an appropriate reduction in the face amount of the Letter of Credit based on the aggregate amount as may be necessary to secure the maximum aggregate remaining exposure under the remaining Novar Guarantees and Other New Guarantees. Similarly, if and at such time after the Closing events shall occur (such as the parties identify any additional Other New Guarantees) increasing the maximum aggregate exposure under all Novar Guarantees and Other New Guarantees, Honeywell and Purchaser shall discuss in good faith an appropriate increase in the face amount of the Letter of Credit based on the aggregate amount as may be necessary to secure the maximum exposure under such newly identified guarantee(s); PROVIDED, that any such increase in the face amount of the Letter of Credit shall not be for an amount greater than $60,000,000 (less any amounts that have been previously drawn under the Letter of Credit and less any indemnification payments made by Honeywell to Purchaser described in sub-section (ii) above). Once any new face amount for the Letter of Credit is determined pursuant to this Section 10.11(b)(iv), Honeywell and Purchaser shall deliver a certificate to the issuer of the Letter of Credit certifying that, pursuant to the provisions of this Section 10.11, the face amount of the Letter of Credit may be increased or reduced (as the case may be) and the new face amount then required under this Section 10.11(b). The parties shall, thereafter, cooperate in amending the face amount of the Letter of Credit.

                  (c) The parties acknowledge and agree that even if Honeywell is required to maintain a Letter of Credit under Section 10.11(b), Honeywell shall still be permitted to effect the Restructuring Transactions so as to minimize the face amount of any Letter of Credit required to be maintained by Honeywell pursuant to Section 10.11(b).

                  (d) Purchaser acknowledges and agrees that Honeywell may effect any alternative structure or variation(s) of the Restructuring Transactions that accomplishes the intent and purposes of Section 10.11(a); PROVIDED that, prior to effecting any such alternative structure or variation(s), Honeywell shall review and discuss such alternative structure or variation(s) with Purchaser and Purchaser shall not have objected thereto (which objection may not be made unless such structure or variation(s) is reasonably expected to have an adverse impact on Purchaser) within five (5) business days of Honeywell's initial notification to Purchaser of such alternative structure or variation(s). To the extent Purchaser does not object to such alternative structure or variation(s) within such time period, the parties shall cooperate to take such actions as may be reasonably necessary or appropriate to implement any such alternative structure or variation(s), in lieu of the actions described above.

                  (e) Nothing contained in this Section 10.11 shall affect Purchaser's rights to indemnification for any Excluded Liability, including the Novar Guarantees or the Other New Guarantees.

                  (f) The parties agree and acknowledge that the Restructuring Transactions, if effected, shall result in Novar Investments (USA) Inc., Novar Financial Inc. and Novar Holdco Inc. becoming Subsidiaries of Honeywell and not the Company at Closing and, for the avoidance of doubt, the representations and warranties of Honeywell concerning such entities shall not be deemed inaccurate solely as a result the fact that such entities are no longer Subsidiaries of the Company at Closing. For purposes of post-closing administration of the Subsidiaries (such as confidentiality obligations, access to and preservation of books and records and the like), such entities shall be deemed Subsidiaries of Honeywell and not the Company if the Restructuring Transactions are effected.

         10.12 CONSTRUCTION. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

         10.13 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    M & F WORLDWIDE CORP.

                                    By: /s/ Howard Gittis
                                        ----------------------------------------
                                    Name:  Howard Gittis
                                          --------------------------------------
                                    Title: President and Chief Executive Officer
                                          --------------------------------------


                                    HONEYWELL INTERNATIONAL INC.

                                    By:/s/ Anne T. Madden
                                       -----------------------------------------
                                    Name: Anne T. Madden
                                          --------------------------------------
                                    Title: VP, Corporate Planning & Development
                                           ------------------------------------